UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under Section 240.14a-12
LITTELFUSE, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

6133 North River Road, Suite 500
Rosemont, IL 60018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 22, 2026
The 2026 Annual Meeting of Stockholders of Littelfuse, Inc. (the “Company”) will be held on Wednesday, April 22, 2026 at 8:30 a.m. Central Daylight Time. This year’s Annual Meeting will be a virtual meeting held via live webcast on the internet. Stockholders will be able to attend the Annual Meeting and submit questions during the live webcast by visiting www.virtualshareholdermeeting.com/LFUS2026 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on the proxy card or in the instructions that accompanied the proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as fully described in the attached Proxy Statement:
1.	To elect eight directors to serve a term of one year and until their successors are duly elected and qualified;
2.	To conduct an advisory (non-binding) vote on the compensation of our named executive officers (“NEOs”);
3.
To approve and ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent auditors of the Company’s consolidated financial statements for the fiscal year ending December 26, 2026; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on February 25, 2026 will be entitled to attend and vote at the meeting.

Ryan K. Stafford
Corporate Secretary

March 12, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to Be Held on April 22, 2026:
Your vote is important. Please review our proxy materials, including the enclosed Proxy Statement, and vote your shares by using the internet or telephone or by signing, dating and returning the enclosed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote online if you so desire. The Proxy Statement and the 2025 Annual Report for the
fiscal year ended December 27, 2025, are available at www.proxyvote.com.

2026 Proxy Statement

2026 PROXY STATEMENT

2026 PROXY STATEMENT
TABLE OF CONTENTS (Continued)

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS
We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders to be held on April 22, 2026 (the “Annual Meeting”). The Annual Meeting will be a virtual meeting held via live webcast on the internet.
When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “Littelfuse” refer to Littelfuse, Inc.
The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 12, 2026 to notify stockholders of record that the proxy materials (this Proxy Statement, proxy card, and the 2025 Annual Report) are available online at www.proxyvote.com. A copy of the Form 10-K and other proxy materials are available in hard copy by request, free of charge. Copies of exhibits to the 2025 Annual Report on Form 10-K may also be obtained upon payment to us of the reasonable expense incurred in providing such exhibits. We encourage all stockholders to access their proxy materials online to reduce the environmental impact and the cost of our proxy solicitation. You may request a paper copy of the proxy materials using any of the following methods:
1.	By Internet: go to www.proxyvote.com
2.	By Phone: 1-800-579-1639
3.	By Email: sendmaterial@proxyvote.com
4.	By Written Request: Littelfuse, Inc., Attention: Legal Department, 6133 North River Road, Suite 500, Rosemont, Illinois 60018.
We encourage you to access and review all of the important information in the proxy materials before voting.
Who may vote at, and attend, the Annual Meeting?
Stockholders of record at the close of business on February 25, 2026, the record date for the Annual Meeting, will be entitled to notice of, vote at, and attend the Annual Meeting. On February 25, 2026, we had outstanding 25,162,113 shares of our common stock, par value $0.01 per share. Each outstanding share of common stock entitles the holder to one vote per share on each matter submitted to a vote at the meeting.
A list of the stockholders of record entitled to vote at the meeting will be available for examination by stockholders for any purpose germane to our Annual Meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at 6133 North River Road, Suite 500, Rosemont, Illinois 60018.
Will I be able to ask a question during the Annual Meeting?
Yes, all stockholders attending the 2026 Annual Meeting will be able to submit a question during the meeting. You must be logged into the virtual meeting at www.virtualshareholdermeeting.com/LFUS2026 and follow the instructions on the meeting page on how to post a question or comment. If your question is properly submitted during the meeting, your question may be answered during the meeting or we may hold your question and respond to it after the meeting. Questions on similar topics may be combined and answered together.
How do I vote?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/LFUS2026 and entering your 16-digit control number included in the Notice of Internet Availability, on your proxy card or in the instructions that accompanied your proxy materials.

2026 Proxy Statement	1

If you do not plan to attend the Annual Meeting, you may also vote by phone or mail, as described below by 11:59 PM ET on April 21, 2026:
◼	By Phone: Call 1-800-690-6903
◼	By Mail: Sign, date and return your proxy card to the address listed on the proxy card.
All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.
What shares are included on the proxy card?
If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.
If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, or book-entry form.
If you are a beneficial owner, you will receive voting instructions from the bank, broker or other nominee through which you own your shares.
What if I am a beneficial owner and do not give voting instructions to my broker?
If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:
Non-Discretionary Items. The election of directors and the advisory vote on executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees that have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”
Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm (Deloitte & Touche LLP) is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.
What can I do if I change my mind after I vote my shares?
Any stockholder giving a proxy has the right to revoke it at any time prior to the time it is voted. A proxy may be revoked any time prior to the vote of the Annual Meeting by (1) written notice to us sent to the attention of our Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018, (2) execution of a subsequent proxy, (3) voting on the Internet or by telephone by 11:59 PM ET on April 21, 2026, or (4) attending the Annual Meeting and voting online. All shares represented by effective proxies will be voted at the Annual Meeting or at any postponements or adjournment thereof.

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What are the voting standards for each of the Proposals to be voted on at the Annual Meeting?
Stockholders are being asked to vote on the following matters at the Annual Meeting. The voting standard and our Board’s voting recommendation for each matter is described below:

Proposal	Voting Standard*	Board Recommendation
Proposal 1: Election of Director Nominees	Majority of votes cast**	FOR ALL the nominees for director
Proposal 2: Advisory Vote on Executive Compensation	Majority of votes cast	FOR
Proposal 3: Approval and Ratification of the Appointment of Deloitte & Touche LLP as Independent Auditors	Majority of votes cast	FOR

*Majority of votes cast means (i) with respect to the election of directors, that the number of votes cast “For” the proposal exceeds the number of votes cast “Against”, and (ii) with respect to all other votes, that the number of votes cast “For” the proposal exceeds the total of the number of votes cast “Against” and the number of votes cast as abstentions.
**Except in the event of a contested election of directors. In the event of a contested election, directors shall be elected by plurality of votes cast. Also, our Corporate Governance Guidelines include a resignation policy, which provides, among other things, that if a director nominee does not receive a majority of the votes cast:
◼	such nominee must tender his or her resignation within ten days;
◼	the Nominating and Governance Committee of the Board must recommend to our Board whether such resignation should be accepted or rejected; and
◼	our Board must take final action no later than 90 days after the stockholder vote.
How are abstentions and broker non-votes counted?
Abstentions will not be included in vote totals and will have no effect on Proposal 1 – the election of director nominees. Abstention votes on each of Proposal 2 and 3 will have the same effect as a vote “Against.”
Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the proposals to be voted on at the Annual Meeting.
Who will tabulate and count the votes?
We retain an independent inspector of election from Broadridge Financial Solutions to attend our virtual Annual Meeting and to certify the results of the vote.
What is required for a quorum at the Annual Meeting?
A quorum of stockholders is required for the transaction of business at our Annual Meeting. Our bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.
What if I encounter technical difficulties during the Annual Meeting?
If you experience technical difficulties, please contact the technical support telephone number posted on the Virtual Stockholder Meeting login page.
What if the Company encounters technical difficulties during the Annual Meeting?
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our meeting Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened at a later time or another day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via the investor relations section of our website at investor.littelfuse.com.

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How are proxies solicited and what is the cost?
The proxy accompanying this proxy statement is solicited on behalf of our Board, for use at the Annual Meeting. We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.
What is Householding?
Under SEC rules, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless one or more of the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to our Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018, or call our corporate office at 1-773-628-1000. Upon such request, Littelfuse will undertake to promptly deliver a separate copy of the proxy statement and annual report to any stockholder that elects not to participate in householding.
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact your broker directly or direct your written request to our Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018, or call our corporate office at 1-773-628-1000 to request information about eliminating duplicate mailings.
When will the Company announce the voting results?
We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS
The Board currently consists of nine members. All of our current directors, except for Ms. Gayla Delly, are standing for re-election. Therefore, we are asking our stockholders to elect eight directors at the annual meeting to serve a term of one year and until their successors have been duly elected and qualified. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of February 26, 2025. Effective November 1, 2025, Tzau-Jin Chung assumed the role of independent Lead Director by the Board. As Ms. Delly is not standing for re-election, her term as a director of the Company will expire at the Annual Meeting. The Board thanks Ms. Delly for her service and contributions to the Company.

Name	Position
Kristina A. Cerniglia	Director
Tzau-Jin Chung	Lead Independent Director
Maria C. Green	Director
Anthony Grillo	Director
Gregory N. Henderson	Director
Gordon Hunter	Chairman of the Board
William P. Noglows	Director
Holly B. Paeper	Director

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL
OF THE DIRECTOR NOMINEES

Committee Membership: Audit Chair Compensation	Kristina A. Cerniglia, 59	Director since 2018

Ms. Cerniglia has served as Chief Executive Officer for Briggs & Stratton, a global producer of engines for outdoor power equipment, and a designer, manufacturer and marketer of lithium-ion battery, standby generator, energy storage system, lawn and garden, turf care and job site products since July 2024. Prior to that, she served as interim CEO from February 2024 and as Senior Vice President & Chief Financial Officer from June 2022 until February 2024. Before joining Briggs & Straton, Ms. Cerniglia was Senior Vice President and Chief Financial Officer for Hillenbrand, Inc. (NYSE: HI), a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe, from 2014 to June 2022. Ms. Cerniglia served as Vice President and Corporate Controller and in various other capacities at Stanley Black & Decker, a global provider of power and hand tools, mechanical access solutions and electronic monitoring systems from 1997 to 2014. Ms. Cerniglia holds a bachelor’s degree in finance from Bentley College.

In nominating Ms. Cerniglia for election as a director, our Board focused on her 30 years of diverse financial and industry experience and leadership as important attributes to help enhance and shape our growth strategy.

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Committee Membership: Compensation Nominating and Governance Technology	Tzau-Jin Chung, 63	Director since 2007

Mr. Chung has served as a Founding Senior Partner of Core Industrial Partners LLC, a private equity firm investing in lower to middle market manufacturing companies in North America, since 2017. From 2013 to May 2016, Mr. Chung served as president and chief executive officer of Teletrac Navman, a global market leader in GPS-based fleet management solutions. From 2007 to December 2012, Mr. Chung was chief executive officer of Navman Wireless. Previously, Mr. Chung served as president of the New Technologies Division of Brunswick Corporation (NYSE: BC) from 2002 to 2007. Mr. Chung served on the board of directors of MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) from December 2016 through October 2022, and has served on the board of directors of Airgain, Inc. (NASDAQ: AIRG) since October 2018, and Fathom Digital Manufacturing Corporation (NYSE: FATH) from December 2021 until its acquisition in May 2024. Mr. Chung holds a bachelor’s degree in science, electrical and computer engineering from the University of Texas – Austin, an MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University.

In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products, corporate-wide strategic planning, mergers and acquisitions, information technology and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

Committee Membership: Audit Nominating and Governance Chair	Maria C. Green, 73	Director since 2020

Ms. Green served as the Senior Vice President and General Counsel of Ingersoll-Rand plc (NYSE: IR), a diversified manufacturing company, from 2015 until her retirement in June 2019. Prior to that, she served in various capacities at Illinois Tool Works (NYSE: ITW), a producer of engineered fasteners and components, equipment and consumable systems and specialty products, most recently as Senior Vice President, General Counsel and Secretary, from 1997 to 2015. Ms. Green has served on the boards of directors of Tennant Company (NYSE: TNC) since March 2019, WEC Energy Group (NYSE: WEC) since July 2019, and Fathom Digital Manufacturing Corporation (NYSE: FATH) from July 2021 until its acquisition in May 2024. Ms. Green holds a bachelor’s degree in sociology/economics from the University of Pennsylvania and Juris Doctorate from Boston University School of Law.

In nominating Ms. Green for election as a director, our Board focused on her experience as a global public company leader, her comprehensive skills including strategic planning, acquisitions and enterprise risk management and her expertise in matters of corporate governance as important attributes for her continuing to serve as one of our directors.

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Committee Membership: Audit Nominating and Governance	Anthony Grillo, 70	Director since 1991

Mr. Grillo was one of the founders of the American Securities opportunity funds established in 2005. Mr. Grillo served as Managing Director of the American Securities opportunity funds until his retirement in 2018. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE: EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P. (NYSE:BX). Mr. Grillo has served on the board of directors of twenty-two closed end funds advised by Franklin Templeton Fund Adviser, LLC since November 2024. Mr. Grillo served on the board of directors of Oaktree Acquisition Corp. II (NYSE:OACB) from September 2020 until its merger with Alvotech Holdings S.A. in June 2022. He previously served on the board of directors of Oaktree Acquisition Corp. (NYSE: OAC) from June 2019 until its merger with Hims & Hers Health, Inc. in January 2021. Mr. Grillo holds a bachelor’s degree in economics as a Henry Rutgers Scholar from Rutgers University and an MBA from Wharton Business School.

In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets and his experience with corporate acquisitions as important attributes for his continuing to serve as one of our directors.

Committee Membership: Technology Chair	Gregory N. Henderson, 57	Director since May 2023

Dr. Henderson, President and Chief Executive Officer and a member of the Board of Directors. Dr. Henderson was appointed President and Chief Executive Officer effective February 10, 2025. He previously served as Senior Vice President of the Automotive & Energy, Communications, and Aerospace Group for Analog Devices, Inc. (NASDAQ: ADI), a semiconductor company specializing in data conversion, signal processing and power management technology from 2017 to 2024. Prior to this, Dr. Henderson served as the Vice President RF and Microwave Business for Analog Devices from 2014 to 2017, and as the Vice President RF and Microwave Business for Hittite Microwave Corporation until its acquisition by Analog Devices in 2014. Before joining Hittite, Dr. Henderson held various positions of increasing technical and leadership responsibility at Harris Corporation, Tyco Electronics, TriQuint Semiconductor, and IBM (NYSE: IBM). Dr. Henderson holds a bachelor’s degree in electrical engineering from Texas Tech University and a Ph.D. in electrical engineering from the Georgia Institute of Technology.

In nominating Dr. Henderson for election as a director, our Board focused on his comprehensive technical skills, management experience and familiarity with our industries as important attributes for his continuing to serve as one of our directors.

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Committee Membership: Technology	Gordon Hunter, 74	Director since 2002

Mr. Hunter has served as the Chairman of the Board since January 2018. He previously served as Executive Chairman of the Board from January 2017 through December 2017. Prior to that, Mr. Hunter served as a director from 2002 to 2003, served as Chief Operating Officer from 2003 to 2005, and served as our Chairman of the Board, President and Chief Executive Officer from 2005 until January 2017. Prior to joining Littelfuse, Mr. Hunter served as vice president, Intel communications group, and general manager, optical products group for Intel Corporation (NASDAQ: INTC) from 2002 to 2003. Prior to joining Intel in 2002, he served as president of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including vice president of commercial electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter has served on the board of directors of Veeco Instruments, Inc. (NASDAQ: VECO) since 2010. He previously served on the board of directors of CTS Corporation (NYSE: CTS) from 2011 to 2022. Mr. Hunter holds a bachelor’s degree in electrical engineering from the University of Liverpool, England and an MBA from London Business School.

In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as Chairman and former Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

Committee Membership: Compensation Chair	William P. Noglows, 68	Director since 2007

Mr. Noglows served as chairman of the board of CMC Materials (f/k/a Cabot Microelectronics Corporation) (NASDAQ: CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process, from January 2016 to July 2022. He previously served as executive chairman of the board from 2014 until December 2015, and served as chairman, president and chief executive officer of CMC Materials from 2003 through 2014. Prior to that, Mr. Noglows served as executive vice president and general manager at Cabot Corporation (NYSE: CBT). Mr. Noglows has served on the board of directors of Aspen Aerogels, Inc. (NYSE: ASPN) since 2014, and he also served on the Aspen board from 2011 to 2013. Mr. Noglows holds a bachelor’s degree in chemical engineering from the Georgia Institute of Technology.

In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

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Committee Membership: Technology	Holly B. Paeper, 52	Director since March 2026

Ms. Paeper has served as President of Commercial HVAC Americas at Trane Technologies plc (NYSE: TT) since January 2024, where she leads a thermal management, building technologies, and energy services business, delivering innovative solutions for commercial, industrial, and data center customers. She also has served as a member of the board of directors at Mitsubishi Electric Trane US (METUS) since January 2024 and served as a member of the board of directors of LiquidStack from 2023 to 2025. Since joining Trane Technologies in 2016, Ms. Paeper has held several leadership positions, including President of the global Life Science Solutions business (2021-2024) and held Vice President and General Manager roles within the Commercial HVAC business (2016–2021). Prior to joining Trane Technologies, Ms. Paeper held executive leadership roles in general management, M&A, strategy, product management, and marketing at Corning Incorporated (NYSE: GLW), Eaton Corporation plc (NYSE: ETN), and Intel. Ms. Paeper holds a Bachelor of Science in Electrical Engineering from the University of Minnesota – Institute of Technology and a Master of Business Administration from the University of Minnesota – Carlson School of Management.

In nominating Ms. Paeper, our Board emphasized her leadership experience at a large public company, her track record driving organic and inorganic growth and innovation, and her background in industrial, high-tech, and energy markets.

Director Compensation
For the 2025 fiscal year, non-employee directors received an annual retainer of $95,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance of meetings. Our directors are also reimbursed for the costs associated with attending one continuing education program every three years. No fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board leadership, as shown below:

Board Leadership Role	Annual Retainer
Board Chairman	$80,000
Lead Director	$25,000
Audit Committee Chairperson	$25,000
Compensation Committee Chairperson	$20,000
Nominating and Governance Committee Chairperson	$15,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director received an annual equity grant under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan, as amended by the First Amendment to the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at approximately $180,000. The equity grant is comprised of restricted stock units (“RSUs”) that are granted upon the non-employee director’s election or re-election to the Board at the Company’s annual meeting and that vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders held in the next consecutive year after the year of the grant date. Beginning in 2025, directors receive dividend equivalents on unvested restricted stock units. Dividend equivalents are credited as additional units and are paid only if and when the underlying restricted stock units vest. On April 24, 2025, each non-employee director then in office was granted 1,019 RSUs.
Upon recommendation of our independent compensation consultant, for the 2026 fiscal year the following changes were made to non-employee director compensation to better align with our peer group’s practices:
◼	Non-employee annual retainer was increased from $95,000 to $100,000
◼	Board Chairman annual retainer was increased from $80,000 to $100,000
◼	Lead Director annual retainer was increased from $25,000 to $30,000
◼	Annual equity grant value was increased from $180,000 to $190,000
Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Directors Plan”) and defer payout of their equity grants and any related dividend distributions. All deferrals are deposited with a third-party trustee, where they (and any distributions

2026 Proxy Statement	9

thereon) are invested in Littelfuse common stock. Deferrals under the Directors Plan are generally paid out when the director ceases to be a director or on the date specified by the director at the time of the non-employee director’s deferral election. Deferred payments owed to Mr. Hunter as a result of his prior service as a non-employee director are not expected to be triggered until he ceases to be a director, at which time they may be required by law to be delayed an additional six months following his separation if at that time he is determined to hold the status of a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended.
The following table sets forth compensation earned by or paid to non-employee directors during 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards(2)	All Other Compensation ($)	Total
Kristina A. Cerniglia	$120,000	$179,935	$0	$0	$299,935
Tzau-Jin Chung	$115,829	$179,935	$0	$0	$295,764
Gayla J. Delly (3)	$95,000	$179,935	$0	$0	$274,935
Maria C. Green	$97,486	$179,935	$0	$0	$277,421
Anthony Grillo (4)	$107,514	$179,935	$0	$0	$287,449
Gregory N. Henderson (5)	$10,556	$0	$0	$0	$10,556
Gordon Hunter	$175,000	$179,935	$0	$0	$354,935
William P. Noglows	$119,171	$179,935	$0	$0	$299,106

(1)
On April 24, 2025, each director, then serving in office, received an annual RSU award of 1,019 shares of common stock. The amounts shown reflect the grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for fiscal year ended December 27, 2025. Directors receive dividend equivalents on unvested restricted stock units. Dividend equivalents are credited as additional units and are paid only if and when the underlying restricted stock units vest. The value of these dividend equivalents is included in the grant date fair value of stock awards reported. As of December 27, 2025, each director held the following outstanding RSUs (including RSUs that have been deferred under the Long-Term Plan and any additional RSUs credited as dividend equivalents): Ms. Cerniglia, 1,532 shares; Mr. Chung, 8,840 shares; Ms. Delly, 1,464 shares; Ms. Green, 3,719 shares; Mr. Grillo, 2,480 shares; Mr. Hunter, 1,532 shares; and Mr. Noglows, 4,000 shares.

(2)
In 2025, we transitioned away from granting stock options as part of our director compensation program to better align with prevailing market practices and our long-term stockholder objectives. As of December 27, 2025, each director held the following outstanding option awards: Ms. Cerniglia, 5,218 shares; Mr. Chung, 2,875 shares; Ms. Delly, 1,172 shares; Ms. Green, 4,307 shares; Mr. Grillo, 5,218 shares; Mr. Hunter, 5,218 shares; and Mr. Noglows, 5,218 shares.

(3)	Ms. Delly is not standing for re-election at the upcoming annual meeting.
(4)	Fees earned by Mr. Grillo include amounts deferred under the Directors Plan.
(5)
Effective February 10, 2025, Dr. Henderson was appointed President and Chief Executive Officer of Littelfuse, Inc. The amounts reported in the Director Compensation Table reflect compensation earned for service as a non-employee director prior to the effective date of the appointment. Following the appointment, Dr. Henderson no longer participates in the non-employee director compensation program.

2026 Proxy Statement	10

CERTAIN GOVERNANCE MATTERS
Governance Structure
Below are key characteristics of our Board of Directors as of the fiscal year ended December 27, 2025:
◼	Members of the Board of Directors: 8
◼	Independent Directors: 7
◼	Lead Independent Director
◼	Required Committees Consist of Entirely Independent Members
◼	Regular Non-Management Executive Sessions
◼	Mandatory Retirement Age: 75
◼	Robust Self-Evaluation Process
◼	Majority Voting in Uncontested Director Elections
◼	Separate Chairman and CEO
Board Leadership
Mr. Hunter served as President and Chief Executive Officer until his retirement on January 1, 2017. He then served as Executive Chairman of the Board until January 1, 2018, when he transitioned into his current role as Chairman of the Board. Mr. Noglows served as the independent Lead Director until November 1, 2025, at which time Mr. Chung was appointed to succeed him.
Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer (“CEO”). We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.
Attendance at Meetings
The Board held nine meetings during fiscal year 2025. All of the directors attended at least 75% of the meetings of the Board during the time in which they served as directors and 100% of the meetings of the committees on which they served. Consistent with our policy, all of our directors attended our 2025 annual meeting of stockholders. Independent members of our Board regularly meet in executive session without management present.
Director Independence; Financial Experts
There is no arrangement or understanding between any of our directors and any other person or entity other than the Company, to which any director was or is to be selected as a director. The Board has affirmatively determined that each current board member, except Dr. Henderson, who is no longer independent as of his appointment as President and Chief Executive Officer effective February 10, 2025, (i) is “independent” within the definitions contained in the current NASDAQ listing standards and the rules and regulations of the SEC, and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. The Board specifically determined that Mr. Hunter was an independent director under applicable rules considering, among other factors, that it has been over three years since he served as an employee of Littelfuse.
The Board further determined that (i) each Audit Committee member is “independent” within the enhanced requirements for audit committee members under NASDAQ and SEC rules, and (ii) each Compensation Committee member, including Dr. Henderson until he was removed from the committee on January 10, 2025, is a “non-employee director” under SEC rules. Also, the Board has determined that Mr. Grillo and Mses. Cerniglia and Delly are “audit committee financial experts” as defined by the SEC.

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Board Diversity, Skills, and Experience
We believe that our Board best serves the Company and our stockholders with a broad set of backgrounds, skillsets, industry experiences and expertise. We have balanced our board composition with new members who bring fresh perspectives and longer serving directors who bring continuity and experience to our business and the end markets we serve. To help ensure continued diversity on our Board we have:
◼
Incorporated a mandatory retirement age into our Corporate Governance Guidelines where, absent a finding of exceptional circumstances by a majority of the Nominating and Governance Committee, no person 75 years or older at the time of election or re-election will be nominated to serve as a director.

◼	Maintained a robust evaluation process including individual interviews conducted by the Nominating and Governance Committee Chairperson with each director.
◼
A Nominating and Governance Committee charter reflecting that we recognize the benefit of a Board of Directors that reflects the diversity of the Company’s stockholders, employees and customers and the communities in which we operate and we shall actively seek qualified candidates for nomination and election to the Board of Directors in order to reflect such diversity.

The Nominating and Governance Committee charter requires the committee to ensure that candidates of diverse ethnic and/or gender backgrounds are considered when a new non-employee director is appointed or nominated, which the committee implements by applying the factors described under Director Candidates below. The increase in diversity on our Board over the last few years evidences the effectiveness of our efforts as we have been able to add four new directors since 2020 with varied backgrounds and valuable new perspectives.
The Board possesses a broad set of skills and industry experiences. Our directors’ skills and experience include financial, operational, technological and governance matters as well as expertise across the Company’s products, end markets and geographies in which we operate. The Board’s self-identified attributes in these areas are summarized in the chart below.

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Director Candidates
The Nominating and Governance Committee has a well-developed process to identify new director candidates. In addition, recommendations may be received by the Nominating and Governance Committee from various sources, including directors and Company contacts. The Nominating and Governance Committee considers diversity of age, cultural background, geographical and professional experience in evaluating candidates for membership on the Board. Other factors that the Nominating and Governance Committee takes into consideration when evaluating a director candidate, as it deems appropriate, include:
◼	Experience as an executive or director of a publicly traded company;
◼	Familiarity with our business and our industry;
◼	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;
◼	Knowledge and experience in the preparation or evaluation of financial statements;
◼	Diversity of background, including knowledge, skills and experience to create a well-rounded Board;
◼	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and
◼	Ability to interact in a productive manner with the other members of the Board.
Director Nominations
The Nominating and Governance Committee will consider director nominees recommended by stockholders using the same evaluation process as for any other nominee. Recommendations must comply with the procedures in our bylaws and be submitted to the Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018. Any recommendation must include:
◼	The name and address of the candidate;
◼
A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

◼	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.
To be considered by the Nominating and Governance Committee for nomination and inclusion in our proxy statement for the 2026 annual meeting of stockholders, stockholder recommendations for director must have been received by us no later than November 13, 2025, and must meet the other requirements set forth in our bylaws. Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares beneficially owned by such stockholder.
Proxy Access
A stockholder, or stockholder group of no more than 20 stockholders, that has owned at least three percent of our outstanding common stock continuously for at least three years may nominate directors to our Board and have the nominees included in our proxy materials to be voted on at our annual meeting of stockholders. The maximum number of stockholder nominees that will be included in our proxy materials with respect to any such annual meeting is the greater of (i) two directors or (ii) twenty percent of directors to be elected. A stockholder who seeks to nominate a director or directors to our Board must provide proper notice to the Company’s Corporate Secretary as described in our bylaws and comply with all other procedures in our bylaws. See additional information under “Stockholder Proposals” starting on page 67.

2026 Proxy Statement	13

Board Evaluation
Our Board conducts an annual self-evaluation to assess its effectiveness and to identify opportunities for improvement as described below.
1.	Each director provides written responses to board and committee evaluations, assessing performance and identifying areas for improvement.
2.	The Nominating and Governance Committee Chairperson conducts individual interviews with all members of the Board.
3.	The Nominating and Governance Committee Chairperson reports to the Nominating and Governance Committee on the results of the individual interviews.
4.	The Nominating and Governance Committee analyzes evaluation responses and reports on the results to the full Board.
Board Committees
We have four standing committees: the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. Each of these committees has a written charter approved by our Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at https://investor.littelfuse.com/corporate-governance/governance-overview. Current membership of each committee is provided below, followed by a description of each committee’s responsibilities.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Kristina A. Cerniglia	Chairman	X
Tzau-Jin Chung		X (2)	X	X
Gayla J. Delly	X		X
Maria C. Green	X		Chairman (2)
Anthony Grillo	X		X (2)
Gregory N. Henderson		(1)		Chairman
Gordon Hunter				X
William P. Noglows		Chairman (2)
Holly B. Paeper				X

(1)	Dr. Henderson was removed from the Compensation Committee effective January 10, 2025.
(2)
Effective November 1, 2025, William P. Noglows became the Chairman of the Compensation Committee, succeeding Tzau-Jin Chung. Additionally, Maria C. Green assumed the role of Chairman of the Nominating and Governance Committee, succeeding Anthony Grillo.

Audit Committee
Meetings held in 2025: 7
The Audit Committee is responsible to, among other things:
◼
Engage, compensate, oversee, and if applicable, terminate, the independent registered public accounting firm (including resolving any disagreements with management regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

◼	Review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company.
◼	Review the annual internal audit plan and performance of the internal audit function.
◼	Review any legal or regulatory matters that may have a material effect on the financial statements of the Company or related Company compliance policies.
◼	Review the Company’s risk assessment and risk management process.

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◼	Review the Company’s policies and procedures related to cybersecurity risks and incidents and related disclosure controls and protocols.
◼
Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

◼	Review swap transactions, reliance on end-user exception and related policies and procedures.
◼	Prepare the Audit Committee report required to be included in the Company’s annual proxy statement.
Compensation Committee
Meetings held in 2025: 10
The Compensation Committee is responsible to, among other things:
◼
Review the Company’s compensation philosophy, practices and policies, and through an annual compensation risk assessment provide input to management regarding compensation arrangements that may incentivize unnecessary and excessive risk taking.

◼	Review and recommend to the Board for its consideration and determination the compensation for the Chief Executive Officer and the other executive officers.
◼
Review and recommend to the Board for its consideration and determination any employment agreements, severance agreements, change-in-control arrangements and any special or supplemental benefits for the executive officers of the Company.

◼	Establish and certify the achievement of performance goals for performance-based compensation.
◼	Evaluate Chief Executive Officer performance.
◼	Review and recommend to the Board for its consideration and determination the director compensation fees and equity-based awards.
◼
Review and report to the Board on the Company’s human capital management strategy and programs including organizational structure, leadership succession, talent pipeline development and culture initiatives.

◼	Oversee the stock ownership guidelines applicable to directors and executive officers.
◼	Oversee the administration of the Company’s clawback policy.
◼
Review (i) submission to stockholders of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, (ii) engagement with proxy advisory firms or other stockholder groups on executive compensation matters, and (iii) the results of such advisory votes from stockholders and consider any implications to the Company’s compensation programs.

◼	Review our compensation discussion and analysis and recommend its inclusion in our Annual Report on Form 10-K and Proxy Statement each year.
The Compensation Committee has the authority under its charter to engage services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. as its independent compensation consultant during the 2025 fiscal year to assist the Compensation Committee with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation matters such as providing an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers. The Compensation Committee has assessed the independence of Compensation Strategies, Inc. and determined that Compensation Strategies, Inc. did not have any economic interests or other relationships that would conflict with its obligation to provide impartial and objective advice.

2026 Proxy Statement	15

Nominating and Governance Committee
Meetings held in 2025: 6
The Nominating and Governance Committee is responsible to, among other things:
◼	Identify individuals qualified to serve on our Board and to recommend director nominees to the Board for nomination at our annual meeting of stockholders.
◼
Evaluate and present to the Board of Directors on an annual basis its determination as to (a) the independence of each director and director nominee under the independence standards established by the SEC and NASDAQ listing standards, (b) the classification of each director and director nominee as “independent,” “interested,” “non-management,” or similarly situated for purposes of committee assignments, and (c) whether the Audit Committee has an “audit committee financial expert.”

◼	Initiate and oversee an annual self-evaluation of the Board and its committees.
◼	Monitor the orientation and training needs of directors.
◼	Review new legislation, rules, regulations and other developments affecting corporate governance and make recommendations to the Board, as appropriate.
◼	Review all potential related party transactions that require the Nominating and Governance Committee’s approval.
◼
Assist the Company’s oversight of its ethics and compliance program, including the Company’s compliance with legal and regulatory requirements other than those related to accounting or financial reporting and monitoring whether the Company’s Code of Conduct has been communicated by the Company to all directors, officers, and employees.

◼	Develop and annually assess the adequacy of the Corporate Governance Guidelines for the Company.
◼
Provide oversight and guidance with regards to the Company’s sustainability program and related environmental, social, and governance (“ESG”) matters, receive updates from management regarding the Company’s ESG activities, and review and approve the annual Sustainability Report published by the Company.

Technology Committee
Meetings held in 2025: 3
The Technology Committee is responsible to, among other things:
◼	Review the technology program scope, direction, quality, investment levels and execution of the technology strategies presented by the Company’s management.
◼	Review significant emerging technology issues and trends that may affect the Company, its business and strategy.
◼	Review the Company’s technology competitiveness, including the effectiveness of its technological efforts and investments in developing new products and business.
Role in Risk Oversight
The Board’s role in risk oversight includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal, regulatory, compensation and strategic risks. These reports include communications from management when potentially significant new risks develop.
Management prepares these reports based on an Enterprise Risk Management (ERM) process, which is in place to identify, monitor and mitigate risks that could dramatically impact the organization’s ability to meet strategic and performance objectives. The full Board, or the appropriate committee, receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. These reports include, for example, information provided to the Audit Committee regarding the Company’s cybersecurity systems, policies,

2026 Proxy Statement	16

and procedures and investments to improve cybersecurity, to allow the Audit Committee to fulfill its cybersecurity risk oversight role as described below. All Board committees meet regularly and report to the full Board on risk management matters. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Cybersecurity Oversight
The cybersecurity and data protection program at Littelfuse is based on foundational principles outlined in applicable industry and internationally accepted cybersecurity frameworks. Like all cybersecurity programs, there is no guarantee that every attack method and technique has been fully addressed, as these change constantly, but Littelfuse is diligent in its attempts to protect data of the Company and its stakeholders.
Littelfuse strives to assess and update its cybersecurity program on a regular basis using an Information Security Management System (ISMS) comprised of three main elements – 1. independent internationally recognized vendors and technologies for assessments and monitoring, 2. strong internal controls based on industry standards, and 3. Board and senior leadership governance and support.
Oversight from the Board, through the Audit Committee, is a key component of the Company’s cybersecurity strategy. The Audit Committee is tasked with reviewing the Company’s policies and procedures related to cybersecurity risks and incidents. The Company’s Chief Information Officer oversees its cybersecurity program, and regularly provides updates to Littelfuse senior leadership and the Audit Committee, as well as the full Board, which include information regarding the Company’s cybersecurity program initiatives, insurance coverage, acquisition integration processes, program performance as well as the maturity of the Littelfuse cybersecurity program.
These cybersecurity maturity updates are based on cybersecurity maturity reporting and analysis by the Littelfuse internal IT team, as well as reporting provided by independent third parties. The updates help senior leadership, the Audit Committee, and the Board to understand the risks the organization faces based on changing cybersecurity threats and on changes to the Littelfuse environment due to factors such as acquisitions and new technology upgrades and improvements. Representatives from Littelfuse’s technology team and other business functions receive regular cybersecurity risk reports and use this information for its decision making in operational improvements as well as budget and resource allocations.
Sustainability Program
The Company is committed to empowering change on its sustainability journey. Every Littelfuse employee, customer, and partner has the potential to drive positive change – environmentally, socially, and ethically. Together, we’re shaping a future defined by sustainable choices and conscientious actions.
Innovation and collaboration are at the heart of the Company’s sustainability journey. Accordingly, the Company is positioned within the global sustainability megatrend to enhance our product offering to help empower a sustainable, connected, and safer world. Many of the Company’s key end markets are linked to sustainable applications such as electric vehicles and charging infrastructure, renewable energy, and power management.
The Nominating and Governance Committee of our Board of Directors provides oversight of our Sustainability Program and approves our annual sustainability report. Additional governance best practices are in place to support our sustainability program journey, including:
◼	Regular Nominating & Governance Committee and/or Board updates.
◼	Regular sustainability steering committee meetings to drive sustainability program initiatives, progress, and approval of overall strategy.
◼	Global ESG Policy that includes a commitment to publish annual ESG Reporting to stakeholders.
◼
Robust environmental, social and governance policies that serve as a strong foundation to ensure the health and safety of employees, respect for the environment and adherence to the highest ethical standards.

The Company publishes an annual Sustainability Report to communicate our commitment, approach, and impact on each of our focus areas. The 2025 Sustainability Report was prepared in alignment with the GRI Standards – 2021, the Sustainability Accounting Standards Board (“SASB”), and outlines our governance, strategy, risk management, and metrics identified in the Task Force on Climate-Related Financial Disclosures (“TCFD”) recommendations. Further, we conducted our first Double Materiality Assessment in 2024 for future regulatory disclosures.

2026 Proxy Statement	17

Additionally information on the Company’s areas of focus within its sustainability program is available in the Company’s Sustainability Reports, located on the Company’s website at https://www.littelfuse.com/about-us/sustainability.aspx. The contents of the Company’s Sustainability Reports and website are not incorporated by reference in this Proxy Statement.
Stock Ownership Policy
The Board maintains a stock ownership policy that requires our executive officers and directors to hold and maintain a minimum number of shares of common stock of the Company. The policy provides for the following:
◼
Each executive officer and non-employee director is required to reach specific stock ownership within five years of his or her election or appointment. The stock ownership requirements are established by the Compensation Committee on a periodic basis and are generally targeted at the following minimum amounts, calculated at the time the requirements are established:

○	Non-Employee Directors: 5 times annual retainer
○	Chief Executive Officer: 5 times base salary
○	Chief Financial Officer and Executive Vice Presidents: 3 times base salary
○	Senior Vice Presidents: 2 times base salary
◼
Until such time as the director or executive officer achieves the required stock ownership level, the director or executive officer is required to retain 50% of the net after-tax shares of common stock acquired through the exercise of stock options, the vesting of restricted stock units, or the settlement of performance share units.

◼
Failure of a director or executive officer to satisfy the applicable stock ownership level within the required compliance period may result in their removal of participation in the Company’s annual equity grants, and/or being subject to a 100% retention requirement.

All of our directors are in compliance with the guidelines and requirements set forth in our stock ownership policy. The named executive officers’ compliance with the stock ownership policy is discussed further in the Compensation Discussion and Analysis Section starting on page 25.
Insider Trading Policy
The Company has adopted an Insider Trading Policy, which governs the purchase, sale and other dispositions of the Company’s securities by the Company’s directors, executive officers and employees. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K.
Anti-Pledging and Anti-Hedging
Under our Insider Trading Policy, our directors, officers and employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Our Insider Trading Policy also prohibits directors, officers and employees from entering into hedging transactions, such as swaps, collars, forward sale contracts, exchange funds, and similar arrangements or instruments designed to hedge or offset decreases in the market value of Littelfuse securities, except in the case of exceptional circumstances approved in advance by the Board.
Corporate Governance Guidelines; Code of Conduct
The Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to the Board. In addition, the Board has adopted a Code of Conduct that applies to all our directors, principal executive officer, principal financial officer, principal accounting officer and controller, and all employees. The full text of our Corporate Governance Guidelines and our Code of Conduct is available on our website at: https://investor.littelfuse.com/corporate-governance/governance-overview. We will also disclose on this page of our website any amendments to, or waivers from, the Code of Conduct.

2026 Proxy Statement	18

Related Person Transactions Policy
The Board maintains a written Related Person Transactions Policy that governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. The Nominating and Governance Committee reviews and approves all proposed Related Person Transactions (as defined below).
Related Persons include:
◼	any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse;
◼	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
◼
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner;

◼	any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner;
◼
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

◼	any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
The policy defines a Related Person Transaction as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
Our Chief Legal Officer (“CLO”) determines for purposes of the policy whether a proposed transaction is a Related Person Transaction that must be approved by the Nominating and Governance Committee.
The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to:
◼	the benefits to the Company;
◼
the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

◼	the availability of other sources for comparable products or services;
◼	the terms of the transaction; and
◼	the terms available to unrelated third parties or to employees generally.
The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Nominating and Governance Committee determines in good faith.
Related Party Transactions
During 2025 the Company entered into related party transactions with Automated Technology (Phil.), Inc. and Trane Technologies as described below. The transactions with Automated Technology (Phil.), Inc. were reviewed by our Nominating and Governance Committee, and it was determined that the transactions were not inconsistent with the best interests of the Company and its stockholders. Transactions with Trane Technologies conducted before Holly B. Paeper was appointed to the board of directors in February 2026 were not subject to the Company’s Related Person Transactions Policy at the time of such transactions. Transactions with Trane Technologies after Ms. Paeper was appointment as a director of the Company will be subject to review by our Nominating and Governance Committee in accordance with the Company’s Related Person Transaction Policy.
Automated Technology (Phil.), Inc.
The Company owns approximately 24% of the outstanding common shares of Automated Technology (Phil.), Inc. (“ATEC”), a supplier located in the Philippines that provides assembly and test services. For the year ended December 27, 2025, ATEC rendered assembly and test services to the Company totaling approximately $9.0 million.

2026 Proxy Statement	19

As of December 27, 2025, the Company’s accounts payable balance to ATEC was $2.1 million. In addition, Chad Marak, who previously served as Senior Vice President and General Manager, Semiconductor Business, until August 11, 2025, served as a director of ATEC.
Trane Technologies
Holly B. Paeper serves as President, Commercial HVAC Business of Trane Technologies (“Trane”). Since December 29, 2024, the Company sold products totaling approximately $19.0 million to Trane and its affiliates.
Compensation Committee Interlocks and Insider Participation
Tzau-Jin Chung, Kristina A. Cerniglia, and William P. Noglows served on the Compensation Committee during the 2025 fiscal year as did Dr. Henderson until his removal from the Compensation Committee effective January 10, 2025. During the time these board members served on the Compensation Committee, none of them ever was an employee of the Company. None of our executive officers served as a member of the compensation committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.
Board Communication
Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing at the following address:
Littelfuse, Inc.
6133 North River Road, Suite 500
Rosemont, Illinois 60018
Attention: Corporate Secretary
All written communications are received and processed by the Corporate Secretary prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
In addition to internal reporting procedures, the Audit Committee has established communication procedures through an independent Ethics Helpline that can be accessed globally. The Ethics Helpline provides for communication, either anonymously or identified, from employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee and CLO. Concerns may be reported via telephone in the U.S. at 1-800-803-4135 or online at littelfuse.ethicspoint.com.
Stockholder Engagement
We believe that effective corporate governance should include regular engagement with our stockholders. Regular engagement forums include investor conferences, non-deal roadshows, meetings, and phone calls. During 2025, we conducted our stockholder engagement efforts through a combination of in-person and virtual forums, and effectively executed our planned outreach events. We expect to continue to derive numerous benefits from this comprehensive approach to outreach. We request feedback during these engagements and share the responses with our Executive Leadership Team and Board, which also helps to better inform our stakeholder messaging.
We believe that regular engagement with our stockholders helps to strengthen our relationships with stockholders and helps us to better understand stockholder views on our business strategy and performance, and corporate environmental, social, and governance practices.

2026 Proxy Statement	20

OWNERSHIP OF LITTELFUSE, INC. COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 27, 2026, by (1) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each director, (3) each NEO, and (4) all of our directors and executive officers as a group. Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon our review of Schedules 13D, 13F and 13G, and amendments thereto, as filed with the SEC. Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.
Beneficial Ownership Table

	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
5% Principal Stockholders
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,925,048	11.6%
BlackRock, Inc. (4) 50 Hudson Yards New York, New York 10001	2,087,520	8.3%
Directors
Kristina A. Cerniglia (5)	6,700	*
Tzau-Jin Chung (6)	13,923	*
Gayla J. Delly (7)	2,333	*
Maria C. Green (8)	5,409	*
Anthony Grillo (9)	73,263	*
Gregory N. Henderson (10)	5,917	*
Gordon Hunter (11)	30,666	*
William P. Noglows (12)	28,094	*
Holly B. Paeper (13)	—	*
Named Executive Officers
David W. Heinzmann (14)	121,599	*
Abhishek Khandelwal (15)	—	*
Meenal Sethna (16)	54,960	*
Ryan K. Stafford (17)	57,440	*
Chad Marak (18)	12,363	*
Deepak Nayar (19)	7,385	*
Peter Kim (20)	14,122	*
All current directors and executive officers as a group (16 persons) (21)	260,164	1.0%

*	Indicates ownership of less than 1% of common stock.
(1)
Shares beneficially owned includes all outstanding stock options, restricted stock units, deferred restricted stock units, and associated dividend equivalents on unvested restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after February 27, 2026. Unvested performance share units are not included in the table above, as they underlying shares are not acquirable within 60 days. Except as otherwise noted, the beneficial owners have sole voting and sole dispositive power with respect to such shares.

(2)	Applicable ownership percentage is based upon 25,162,113 shares of common stock outstanding as of February 27, 2026.

2026 Proxy Statement	21

(3)
The information is based on a Form 13G/A filed by The Vanguard Group with the SEC on October 31, 2025 reporting beneficial ownership as of September 30, 2025. The Vanguard Group reported that they have sole voting power with respect to no shares, shared voting power with respect to 148,280 shares, shared dispositive power with respect to 180,543 shares, and sole dispositive power with respect to 2,744,505 shares.

(4)
The information is based on a Form 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2024 reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. reported that they have sole voting power with respect to 2,087,520 shares, and sole dispositive power with respect to all of the shares reported.

(5)
Includes (i) 2,619 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(6)
Includes (i) 2,619 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days. Mr. Chung also holds 7,308 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until 10 days after termination of service from the Board, including by resignation or retirement.

(7)
Includes (i) 781 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,193 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(8)
Includes (i) 4,051 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days. Ms. Green also holds 3,719 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until 10 days after termination of service from the Board, including by resignation or retirement.

(9)
Includes (i) 4,051 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days. Mr. Grillo also holds 2,324 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until 10 days after termination of service from the Board, including by resignation or retirement.

(10)
Includes (i) 949 stock options currently exercisable or that become exercisable within 60 days, (ii) 4,469 restricted stock units that vest within 60 days, and (iii) 39 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(11)
Includes (i) 4,051 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, and (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(12)
Includes (i) 4,051 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,349 restricted stock units that vest within 60 days, (iii) 9 dividend equivalents accrued on unvested restricted stock units that vest within 60 days, and (iv) 5,000 shares held indirectly by trust. Mr. Noglows also holds 1,784 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until 10 days after termination of service from the Board, including by resignation or retirement.

(13)	Ms. Paeper was appointed as a director effective March 4, 2026, and does not beneficially own any shares as of February 27, 2026.
(14)
Mr. Heinzmann retired as President and Chief Executive Officer effective February 2025 and as a director effective April 2025. The information provided is based on Mr. Heinzmann’s final Form 4 filing on August 27, 2024, and 61,945 stock options currently exercisable.

(15)	Mr. Khandelwal was appointed Chief Financial Officer effective June 18, 2025, and does not beneficially own any shares as of February 27, 2026.
(16)
Ms. Sethna transitioned from her role as executive officer effective June 2025. The information provided is based on Ms. Sethna’s final Form 4 filing on May 14, 2025, and 30,843 stock options currently exercisable.

2026 Proxy Statement	22

(17)
Includes (i) 35,675 stock options currently exercisable or that become exercisable within 60 days, (ii) 3,724 restricted stock units that vest within 60 days, and (iii) 14 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(18)	Mr. Marak transitioned from his role as an executive officer effective August 2025. The information provided is based on Mr. Marak’s final Form 4 filing on June 9, 2025.
(19)
Includes (i) 4,620 stock options currently exercisable or that become exercisable within 60 days, (ii) 2,753 restricted stock units that vest within 60 days, and (iii) 12 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(20)
Includes (i) 10,171 stock options currently exercisable or that become exercisable within 60 days, (ii) 1,595 restricted stock units that vest within 60 days, and (iii) 7 dividend equivalents accrued on unvested restricted stock units that vest within 60 days.

(21)
In addition to Dr. Henderson, Mr. Khandelwal, Messrs. Stafford, Nayar and Kim, our executive officers as of February 27, 2026 consist of Messrs. Ruppel and Hamed and Ms. Chu. The number of shares of common stock beneficially owned by our current directors and executive officers as a group includes (i) 11,397 stock options currently exercisable or that become exercisable within 60 days, (ii) 2,518 restricted stock units that vest within 60 days, and (iii) 15 dividend equivalents accrued on unvested restricted stock units that vest within 60 days, held by Messrs. Ruppel and Hamed and Ms. Chu.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of these reports and on information provided by our executive officers and directors, we believe that during the fiscal year ended December 27, 2025 our directors and executive officers complied with all Section 16(a) filing requirements.

2026 Proxy Statement	23

PROPOSAL NO. 2 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Under the Dodd-Frank Act and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our NEOs as disclosed in the following Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies. We currently elect to provide our stockholders the opportunity to provide an advisory, non-binding vote on the compensation of our NEOs on an annual basis. Accordingly, it is expected that the next say-on-pay vote will occur at the 2027 annual meeting of stockholders.
As an advisory vote, this proposal is not binding on Littelfuse, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.
Executive Compensation Vote
We believe that our executive compensation program effectively aligns the interests of stockholders and executives, incentivizes the accomplishment of company goals, and attracts and retains talented executives. The key components of our compensation program are as follows:
◼	Alignment of executive and stockholder interests through short and long-term incentives linked to operating performance;
◼	Short-term cash compensation based upon Company performance and individual contribution;
◼	Compensation structured to attract and retain the most talented industry leaders; and
◼	Compensation program based, in part, on the practices of peers in our industry and other comparable companies.
At our 2025 annual meeting of stockholders, approximately 76% of the shares voted were cast in support of our executive compensation program. The Board and Compensation Committee value the opinions of our stockholders and took this level of approval into account when developing the compensation for our NEOs. In response to the lower level of support, as compared to prior years, the Compensation Committee undertook a comprehensive review of our executive compensation practices and engaged with major stockholders to better understand their concerns.
For those stockholders who provided feedback on our NEO compensation practices, a key theme was the desire for a stronger link between executive pay and Company performance. To address this, the Compensation Committee made significant changes to our long-term incentive program for 2025. Specifically, we transitioned from granting stock options to granting performance share units (PSUs) as a form of equity compensation for our named executive officers. The PSUs are earned based on the company’s total shareholder return (TSR) relative to an index over a multi-year performance period. This approach directly ties executive rewards to our long-term performance compared to the broader market and further aligns management’s interests with those of our stockholders. When discussing this change with stockholders, they have indicated they view this as a positive change.
We believe these changes enhance the pay-for-performance alignment of our executive compensation program and demonstrate our commitment to responding to stockholder input. The Compensation Committee will continue to monitor stockholder feedback and best practices to ensure our program supports the company’s long-term success.
This vote is not intended to address any specific item of compensation; rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board urges you to approve the compensation of our NEOs by voting in favor of the following resolution: “RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement.”
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2026 Proxy Statement	24

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis, or CD&A, describes our 2025 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 42, which provide detailed historical compensation information for our following NEOs.

Name	Title	Notes
Gregory N. Henderson	President and Chief Executive Officer	Appointed to role in February 2025.
David W. Heinzmann	Former President and Chief Executive Officer	Served as President and Chief Executive Officer from January 2017 until February 2025.
Abhishek Khandelwal	Executive Vice President and Chief Financial Officer	Appointed to role in June 2025.
Meenal A. Sethna	Former Executive Vice President and Chief Financial Officer	Served as Executive Vice President and Chief Financial Officer from March 2016 until June 2025.
Ryan K. Stafford	Executive Vice President, Chief Legal Officer and Corporate Secretary
Appointed to Executive Vice President, Mergers & Acquisitions, Chief Legal Officer and Corporate Secretary in June 2021. Previously also served as CHRO and Executive Vice President, Mergers and Acquisitions. Transitioning from current role effective April 30, 2026.

Chad Marak	Former Senior Vice President and General Manager, Semiconductor Business	Served as Senior Vice President and General Manager, Semiconductor Business Unit from April 2022 until August 2025.
Deepak Nayar	Senior Vice President and General Manager, Electronics Business	Appointed to role in May 2020.
Peter Kim	Senior Vice President and General Manager, Industrial Business	Appointed to role in April 2022.

Executive Summary
As described below, our executive compensation programs are designed to pay for performance and align the interests of our executives with those of our stockholders. In fiscal year 2025, our annual incentive awards for our NEOs were based on the Company’s achievement of financial objectives related to its base business operations including sales growth, earnings per share growth and cash generation, and the NEOs’ individual performances. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.
The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation programs align the compensation of our executives with the interests of our stockholders while managing compensation risk, including through stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

2026 Proxy Statement	25

The compensation of our NEOs during fiscal year 2025 directly ties to the Company’s overall business performance. In 2025, we continued to focus on our diverse and global customer base, driving meaningful design win momentum and new product development opportunities. We delivered operational enhancements, leading to cost structure improvements, as full year 2025 sales increased 9%.
Net sales were $2,386.3 million, which increased by $195.5 million in 2025 compared to 2024 including $49.0 million, or 2.2% of incremental net sales, from the Dortmund Fab acquisition. Net cash provided by operating activities was $433.8 million in the fiscal year 2025, an increase of $66.1 million, compared to $367.6 million in the fiscal year 2024. The increase in net cash provided by operating activities was primarily due to higher cash earnings compared to prior year.
We also continued to execute on our capital deployment strategy in 2025. We returned $99M to stockholders including $67M through our cash dividend and $27M through opportunistic share repurchases. We expanded our product portfolio by acquiring a 200mm wafer fab located in Dortmund, Germany on January 1, 2025, and Basler Electric Company, based in Highland, IL on December 11, 2025. We also increased our quarterly cash dividend by 7% per share.
Termination and Severance Arrangements
During fiscal year 2025, the Company experienced several executive transitions, some of which resulted in severance arrangements for certain NEOs. These arrangements were made in accordance with the terms of individual agreements and the Company’s Executive Severance Policy.
David W. Heinzmann retired as President and Chief Executive Officer effective February 2025. In connection with his retirement, Mr. Heinzmann entered into an agreement with the Company, pursuant to which he continued in employment as Special Advisor to the Chief Executive Officer through August 10, 2025.
Meenal A. Sethna transitioned from her role as Executive Vice President and Chief Financial Officer effective June 2025 in connection with an agreement for separation from service. Ms. Sethna continued as a Special Executive Advisor through September 1, 2025. Ms. Sethna entered into a letter agreement with the Company in connection with her separation from the Company, which provided for severance benefits in accordance with the Executive Severance Policy. For purposes of the Company’s Executive Severance Policy, Ms. Sethna’s separation of service is treated as a termination without cause.
Chad Marak transitioned from his role as Senior Vice President and General Manager, Semiconductor Business effective August 2025 in connection with an agreement for separation from service. Mr. Marak continued as a Strategic Advisor through October 1, 2025. Mr. Marak entered into a letter agreement with the Company in connection with his separation from the Company, which provided for severance benefits in accordance with the Executive Severance Policy. For purposes of the Company’s Executive Severance Policy, Mr. Marak’s separation of service is treated as a termination without cause.
Ryan K. Stafford is transitioning from his role as Executive Vice President, Chief Legal Officer and Corporate Secretary effective April 30, 2026 in connection with an agreement for separation from service. Mr. Stafford entered into a letter agreement with the Company dated January 7, 2026 in connection with his separation from the Company, which provides for severance benefits in accordance with the Executive Severance Policy. For purposes of the Company’s Executive Severance Policy, Mr. Stafford’s separation of service is treated as a termination without cause.
The severance arrangements for these NEOs are further described in the Compensation tables and related footnotes beginning on page 42.
Total Rewards Philosophy
The Compensation Committee is responsible for overseeing the formulation and application of the Company’s Total Rewards Philosophy relating to the compensation and benefit programs for executive officers. Pay for performance is an essential element of our Total Rewards Philosophy, which is designed to drive performance in the form of global business growth by financially incentivizing our executive officers to create stockholder value.
The Compensation Committee has worked with our management and the independent compensation consultant to design compensation programs with the following primary objectives:
◼	Attract, retain and motivate highly qualified executives;

2026 Proxy Statement	26

◼	Reward executives based upon our financial performance at levels competitive with peer companies; and
◼	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.
The guiding principles of our Total Rewards Philosophy are as follows:
Performance. We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting or exceeding Company, business unit and individual performance goals. When performance exceeds expectations, total pay levels are expected to be higher. When performance falls below expectations, total pay levels are expected to be lower.
Competitiveness. Our compensation and benefit programs are designed to be competitive with the compensation provided by companies with whom we compete for talent. While we generally target the 50th percentile of the total compensation of competitor companies, in some instances, we provide compensation above or below the 50th percentile to account for other factors such as an executive’s operating responsibilities, management level, tenure and performance in the position. To help us analyze the competitiveness of our compensation programs, we developed, with guidance from our independent compensation consultant, a compensation peer group that was used to set compensation for the 2025 fiscal year, as discussed below.
Cost. Our compensation and benefit programs are designed to be cost effective, which we believe to be in the best interests of our stakeholders.
Best Practices in Compensation Governance
Highlighted below are the key features of our executive compensation program, including the pay practices that we have implemented to drive sustainable results, encourage executive retention and align executive and stockholder interests. We also identify certain pay practices that we have not implemented because we believe they do not serve our risk management goals or stockholders’ long-term interests.

✔ What We Do
◼ Pay for performance and allocate individual awards based on actual results
◼ Provide an appropriate mix of short-term and long-term compensation
◼ Require stock ownership and retention of a significant portion of equity-based awards
◼ Prohibit pledging and speculative trading of company securities
◼ Engage an independent compensation consultant
◼ Annually assess and mitigate compensation risk
◼ Limit the annual incentive cash payout amounts and annual equity grants to any individual    executive officer in a given year

✘ What We Don’t Do
◼ No multi-year guaranteed incentive awards for executive officers
◼ No excise tax gross ups upon change in control payments and benefits
◼ No discounts, reloading or re-pricing stock options
◼ No incentives that encourage excessively risky behavior
◼ No excessive perquisites

Allocation between Short-Term and Long-Term Compensation
The allocation between short-term and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between short-term and long-term pay. We also consider certain internal factors that may cause us to target a particular element of a NEO’s compensation differently. These internal factors may include the NEO’s operating responsibilities, management level and tenure and performance in the position. We consider the total compensation to be delivered to individual NEOs, and as such, exercise discretion in determining the portion allocated to annual and long-term incentive opportunity. We believe that this “total compensation” approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders. It also allows for the flexibility needed to recognize differences in performance of each NEO by providing differentiated pay.
Benchmarking
Competitive compensation levels for our executive officers are in part established through the review of competitive market compensation data provided by the Compensation Committee’s independent compensation

2026 Proxy Statement	27

consultant. This review includes base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. In 2023, we selected an industry compensation peer group as a source to evaluate compensation levels for the 2024 and 2025 fiscal years. The compensation peer group consisted of 19 publicly traded companies of reasonably similar size to us in the electronic equipment, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business. The current compensation peer group is set forth below:

Advanced Energy Industries, Inc. (AEIS)	Methode Electronics, Inc. (MEI)
Ametek, Inc. (AME)	ON Semiconductor Corporation (ON)
Belden, Inc. (BDC)	OSI Systems, Inc. (OSIS)
Cirrus Logic, Inc. (CRUS)	Qorvo, Inc. (QRVO)
Coherent Corp (f/k/a II-VI, Inc.) (COHR)	Rogers Corp (ROG)
Diodes Incorporated (DIOD)	Sensata Technologies Holding PLC (ST)
Gentex Corporation (GNTX)	Synaptics Inc (SYNA)
Gentherm, Incorporated (THRM)	TTM Technologies, Inc. (TTMI)
Hubbell Incorporated (HUBB)	Visteon (VC)
Knowles Corp (KN)

As part of its ongoing review of the compensation peer group, the Compensation Committee approved updates to the compensation peer group for the 2026 fiscal year. This new peer group positions Littelfuse around the median of the peer group based on revenue. The following group will be used to evaluate 2026 compensation decisions for our NEOs:

Ametek, Inc. (AME)	ON Semiconductor Corporation (ON)
Belden, Inc. (BDC) Cirrus Logic, Inc. (CRUS)	OSI Systems, Inc. (OSIS) Powell Industries, Inc. (POWL) *
Coherent Corp (f/k/a II-VI, Inc. (COHR)	Qorvo, Inc. (QRVO)
Diodes Incorporated (DIOD) Gentex Corporation (GNTX)	Rogers Corp (ROG) Semtech Corp (SMTC) *
Gentherm, Incorporated (THRM)	Sensata Technologies Holding PLC (ST)
Hubbell Incorporated (HUBB)	Synaptics Inc (SYNA)
Knowles Corp (KN)	TTM Technologies, Inc. (TTMI)
Visteon (VC)

*	Indicates a new peer group company for 2026 compensation decisions
The raw data derived from each company in the compensation peer group was size-adjusted to approximate our revenues for the corresponding fiscal year. The total compensation for our NEOs is generally targeted at the 50th percentile of the competitive market data. In 2025, the Compensation Committee awarded total target compensation to Messrs. Henderson, Khandelwal, Stafford, Nayar and Kim that was -1%, +5%, +8%, +22%, and +7%, respectively, in relation to the median of our peer group. Target total compensation for Messrs. Heinzmann and Marak and Ms. Sethna are not included, as they were not employed for the full year. In setting the compensation of our NEOs in 2025, the Compensation Committee considered the individual scope of responsibility of each NEO, each NEO’s historical compensation levels, the NEO’s years of experience, the NEO’s past, and expected future contributions to our success, market practice, internal equity considerations and individual performance. Additional information regarding the components of total compensation for our NEOs is discussed below under “Components of Total Compensation.”
Annual Compensation Process
The Compensation Committee reviews industry data and performance results presented by its independent compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.
The Compensation Committee reviews base salaries annually and changes them when it determines appropriate. The approval of incentive awards for NEOs under the Littelfuse, Inc. Annual Incentive Plan (the “Annual Incentive

2026 Proxy Statement	28

Plan”) for the preceding year and the terms of the incentive awards for NEOs for the current year are approved by the Compensation Committee at its January or February meeting. Long-term equity compensation is granted by the Compensation Committee and the full Board at the April meeting. The Compensation Committee oversees the administration of the Company’s equity-based programs and makes recommendations to the Board for its consideration and approval of equity awards to be made to the CEO and other executive officers. The Compensation Committee has delegated authority to the CEO to grant equity awards to other non-executive officer employees. Ratification of grants for any non-executive officers who are newly-hired or promoted during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.
Role of the Board, Compensation Committee, Management and Consultants
The Compensation Committee establishes, reviews and recommends all elements of the executive compensation program to the members of the Board for approval. The Compensation Committee works with an independent compensation consultant, Compensation Strategies, Inc., for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. Our independent compensation consultant also advises the Compensation Committee on non-employee director compensation matters. Additional responsibilities of the Board, the Compensation Committee, management and the independent compensation consultant include:
Board of Directors and Compensation Committee
◼
The Compensation Committee reviews and recommends the CEO’s business goals and objectives relevant to executive compensation to the members of the Board, other than the CEO, for approval, evaluates the performance of the CEO in light of those goals and objectives and recommends the CEO’s compensation level to such members of the Board based on this evaluation. The Compensation Committee reviews and recommends the CEO’s annual and long-term incentive target opportunities and payouts for approval by the members of the Board, other than the CEO.

◼
For NEOs other than the CEO, the Compensation Committee reviews and makes recommendations based on a review of compensation survey data and publicly-disclosed compensation information for our peer group, individual performance, internal pay equity and other relevant factors for approval by the full Board for all NEO compensation arrangements including base salary determination and annual and long-term incentive target opportunities and payouts.

Management and Consultants
◼
Compensation program design: Management makes recommendations in consultation with the independent compensation consultant on compensation program design and pay levels and implements the compensation programs approved by the Board.

◼
Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards, and develops individual performance objectives for each NEO.

◼
Compile competitive market data: Management works with the independent compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

◼
Develop compensation recommendations: Based on the compensation survey data and publicly-disclosed compensation information, our CEO and our Chief Human Resources Officer (“CHRO”) prepare recommendations for the NEOs (other than for the CEO) and present these recommendations to the Compensation Committee. The Compensation Committee reviews these recommendations along with the competitive market data and other information and advice of the independent compensation consultant, and makes a recommendation to the full Board for approval. Our CEO also assists the Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the other NEOs. Compensation recommendations for the CEO are made by the Compensation Committee based on the compensation survey data and are presented for approval to the directors other than the CEO. Our Executive Vice President and Chief Financial Officer also assists in the preparation of performance

2026 Proxy Statement	29

targets and objectives based on our short-term and long-term growth plans and provides financial information used by the Compensation Committee to make decisions with respect to incentive goals based on achievement of financial targets and related payouts.
Compensation Risk
At the direction of the Compensation Committee, management conducts a comprehensive risk assessment of our compensation policies and practices and presents its findings to the Compensation Committee. The assessment includes a review of the risk areas within the Company’s compensation programs to ensure that there are no design flaws which motivate inappropriate or excessive risk taking. Management conducted this assessment of all compensation policies and practices for all employees, including the NEOs, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.
During the review, several risk mitigating factors in our programs were noted, including:
◼	Our annual incentive program awards are capped to limit compensation in any given year;
◼
Our equity incentive awards vest over several years, so taking excessive risk for a short-term gain is discouraged because it would not maximize the value of equity incentive awards over the long-term;

◼
PSUs have been added to the current year long-term incentive grant, which generate value only when the Company’s total stockholder return (“TSR”) exceeds that of index companies, further aligning executive compensation with long-term performance and stockholder interests; and

◼	Our executive officers and directors are subject to a stock ownership policy with minimum stock holding requirements that aligns their interests with the interests of our stockholders.
Impact of Accounting and Tax Issues on Executive Compensation
In general, Section 162(m) of the Internal Revenue Code (“162(m)”) limits to $1 million the amount of annual compensation that we can deduct for federal income tax purposes with respect to each of our covered executive officers, as defined (including but not limited to our CEO, our CFO and our three other most highly compensated officers). While the Compensation Committee considers the tax consequences of compensation programs, including the 162(m) limitations, it will weigh those considerations against others in order to structure compensation in a manner that is in the best interest of the Company and its stockholders and to attract and retain senior talent.
The Compensation Committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Components of Total Compensation
Our executive compensation program combines both fixed and variable elements of compensation focusing on both annual and long-term incentives. The following charts show target total compensation for fiscal year 2025. For purposes of these charts, we have included the total target direct compensation of Dr. Henderson and Mr. Khandelwal, who assumed these roles during the year, as set in the first half of 2025, but have excluded their starting bonuses and off-cycle grants issued in connection with hiring, as we believe that this best represents the intended target pay mix for our CEO and CFO in 2025. Messrs. Heinzmann and Marak and Ms. Sethna, whose employment terminated during the year, are not included in the charts below because their compensation does not reflect typical target full-year compensation.

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The compensation of our NEOs consists of five components, each designed to help achieve our compensation objectives and to contribute to a total compensation arrangement that is competitive, appropriately performance-based and valued by our NEOs. The purpose of each component of our NEOs’ compensation, along with the pay mix methodology used to determine target total compensation illustrated in the above charts, are described in the following table.

Compensation Component	Purpose	Pay Mix Methodology
Base Salary	Designed to attract, retain and motivate highly-qualified executives by paying a competitive salary.	Annualized base salary as of 12/27/2025.
Short-Term Incentive – Annual Incentive Plan (cash awards)	Designed to provide a performance-based cash reward to executives and key employees of the Company for contributing to the achievement of our short-term company goals.	Based on an annualized target amount as a percentage of base pay. • Incentives, if earned, are typically paid in Q1 following the performance year.
Long-Term Incentive Plan (PSU and RSU awards)
Designed to emphasize the goals of our equity compensation: (1) align each NEO’s financial interests with driving stockholder value; (2) focus the NEOs’ efforts on long-term financial performance of the Company; and (3) assist in the retention of our NEOs.
•
PSU awards - Generate value only when the Company’s TSR exceeds that of index companies, further aligning executive compensation with long-term performance and stockholder interests. Dividend equivalents, if any, are paid only to the extent the underlying PSU awards vest, further aligning NEO interests with long-term stockholder value.
•
RSU awards - Value of these awards increases if the Company’s stock price increases from stock price on the date of grant, and the value of these awards decreases if the stock price declines from stock price on the date of grant and aligns to interests of stockholders. Dividend equivalents are credited on unvested RSUs and are paid only upon vesting, ensuring that NEOs benefit from dividends only to the extent they earn the underlying RSUs, further reinforcing alignment with stockholder interests.
Based on 2025 annual grant value of long-term incentives. • Grants awarded are comprised of 50% PSUs and 50% RSUs.
Health and Welfare Programs and Perquisites	Designed to provide competitive levels of health and welfare protection and retirement and savings programs.
Retirement and Post-Employment Arrangements

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Information regarding the administration and the determination of amounts of each component is below.
A.	Base Salary
Administration: Our CEO and our CHRO recommend NEO salary levels (other than for the CEO) to the Compensation Committee for approval. The Compensation Committee reviews the NEO salary recommendations and makes its recommendations to the full Board for approval. The Compensation Committee determines and makes CEO salary recommendations to the Board, other than the CEO, for approval.
Determination of amounts: Base salary is generally targeted at the 50th percentile of the compensation peer group, although we also take into account factors such as individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in our industry. We strive to be market competitive in an effort to attract, retain and motivate highly-talented executive officers.
Each year the Compensation Committee may recommend to the Board and the Board may approve increases in base salary for NEOs. Annual salary increases are generally effective as of April 1 each year. The most recent increases were determined based on alignment with peer market compensation, consistent with our compensation philosophy and approach as discussed above.
The base salary amounts for the NEOs, effective as of April 1, 2025 (except for Dr. Henderson and Mr. Khandelwal, whose respective base salaries became effective upon their appointments—Dr. Henderson as President and Chief Executive Officer on February 10, 2025 and Mr. Khandelwal as Executive Vice President and Chief Financial Officer on June 18, 2025), and approved to become effective on April 1, 2026, are as follows:

Name	2025 Annualized Base Salary	2026 Annualized Base Salary
Gregory N. Henderson (1)	$1,000,000	$1,100,000
David W. Heinzmann (2)	$1,045,214	N/A
Abhishek Khandelwal (3)	$650,000	$676,000
Meenal A. Sethna (4)	$642,078	N/A
Ryan K. Stafford (6)	$609,615	$609,615
Chad Marak (5)	$458,202	N/A
Deepak Nayar	$536,442	$557,900
Peter Kim	$413,000	$429,520

(1)	Dr. Henderson was appointed President and Chief Executive Officer effective as of February 10, 2025.
(2)	Mr. Heinzmann retired as President and Chief Executive Officer effective as of February 10, 2025. Mr. Heinzmann remained as a Special Advisor until August 10, 2025.
(3)	Mr. Khandelwal was appointed Executive Vice President and Chief Financial Officer effective as of June 18, 2025.
(4)	Ms. Sethna transitioned from her role as Executive Vice President and Chief Financial Officer effective June 18, 2025. Ms. Sethna remained as a Special Advisor until September 1, 2025.
(5)	Mr. Marak transitioned from his role as Senior Vice President and General Manager, Semiconductor Products effective August 11, 2025. Mr. Marak remained as a Strategic Advisor until October 1, 2025.
(6)	Mr. Stafford will transition from his role as Executive Vice President, Chief Legal Officer and Corporate Secretary effective April 30, 2026.
B.	Annual Incentive Plan
In January 2014, our Compensation Committee and our Board approved the Annual Incentive Plan and on April 25, 2014, our stockholders approved the Annual Incentive Plan (“AIP”).
Administration: The Compensation Committee establishes, after (1) consulting with our CEO and CHRO, (2) reviewing the compensation peer group information and other information and advice of the independent compensation consultant and (3) discussing the financial goals and targets of the Company for the next fiscal year with our CEO and our CFO, the threshold, target and maximum amounts that may be awarded under the AIP to each

2026 Proxy Statement	33

NEO for the fiscal year. The annual target amounts are set as percentages of each NEO’s base salary and the maximum amounts for 2025 were set at the percentages set forth below.
Determination of eligible AIP amounts: Our AIP is intended to compensate NEOs for their short-term contributions to the Company’s performance. Annual incentive awards to NEOs are granted based on the NEOs’ and the Company’s performances and are approved by the Compensation Committee and recommended to the full Board for approval. While one factor the Compensation Committee considers regarding the compensation of our NEOs is where that compensation falls in relation to the 50th percentile of the total compensation of our compensation peer group, it does not necessarily match our annual incentive awards against a certain percentile of the compensation peer group and it considers other factors, such as internal equity considerations, executive experience and the years of service of the NEO, in setting the targets as a percent of base salary. It sets the threshold, target and maximum amounts for the AIP so that, if earned, we pay sufficient total annual compensation to remain competitive.
Effective January 1, 2024, the AIP was amended and restated to (i) increase to $5,000,000 the maximum incentive amount that may be paid to an employee for a performance period, (ii) remove references to Section 162(m) given the elimination of the performance-based compensation exception as a result of the enactment of the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018, and make related adjustments to affected provisions, (iii) allow the Compensation Committee the discretion to adjust any awards upward, as well as downward, for any plan participant, including NEOs, and (iv) clarify that payments received under the AIP are subject to certain “clawback” rights in favor of the Company, including pursuant to the Company’s clawback policy, which is described on page 40.
Beginning with the 2026 performance year, the Compensation Committee has approved a change to the Annual Incentive Plan such that 100% of the annual incentive metrics will be based on business performance metrics. The individual KPI metric, which previously comprised a portion of the annual incentive calculation, will be eliminated. This change is intended to further align annual incentive awards with Company-wide business objectives and performance, and will apply to all plan participants, including NEOs.
The following table summarizes the AIP opportunity percentages for the NEOs for 2025. Mr. Heinzmann did not have a 2025 AIP opportunity as a result of his retirement early in the 2025 fiscal year.

	2025 AIP Target Opportunity (as a % of 2025 Base Salary)
Name	Threshold	Target	Maximum
Gregory N. Henderson	62.5%	125.0%	275.0%
David W. Heinzmann	N/A	N/A	N/A
Abhishek Khandelwal	42.5%	85.0%	187.0%
Meenal A. Sethna	42.5%	85.0%	187.0%
Ryan K. Stafford	42.5%	85.0%	187.0%
Chad Marak	35.0%	70.0%	154.0%
Deepak Nayar	40.0%	80.0%	176.0%
Peter Kim	32.5%	65.0%	143.0%

Under the 2025 AIP, the Compensation Committee established performance goals each with a maximum annual award percentage that could be paid to each NEO. For 2025, the NEOs were eligible to receive up to a maximum of 200% of their target annual incentive opportunities for each of the performance goals related to business operations (payout range of 0% – 200%). The NEOs were eligible to receive up to a maximum of 300% for their individual performance goal, which is weighted at 20% for each NEO (payout range of 0% – 300%).

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The Compensation Committee considered the performance of the Company’s base business operations when selecting the below financial performance metrics and relevant weighting. The Compensation Committee believes that these metrics reflect the performance of the Company’s ongoing operations with respect to its existing business.

Name	AIP Corporate Sales	AIP Earnings per Share	AIP Cash Flow from Operations	Applicable Business Unit Metrics	Individual Performance
Gregory N. Henderson	30%	30%	20%	N/A	20%
David W. Heinzmann	N/A	N/A	N/A	N/A	N/A
Abhishek Khandelwal	30%	30%	20%	N/A	20%
Meenal A. Sethna	30%	30%	20%	N/A	20%
Ryan K. Stafford	30%	30%	20%	N/A	20%
Chad Marak	10%	0%	10%	60%	20%
Deepak Nayar	10%	0%	10%	60%	20%
Peter Kim	10%	0%	10%	60%	20%

In January 2026, the Compensation Committee evaluated the Company’s performance against the AIP performance metrics and determined the following achievement results:

Base Business Operations Performance Metric (1)	Threshold Performance (50%)	Target Performance (100%)	Maximum Performance (200%)	Actual Performance	Percentage Achievement
AIP Corporate Sales ($M)	$2,160	$2,265	$2,485	$2,383	153%
AIP Earnings per Share (“AIP EPS”)	$9.00	$10.05	$11.55	$10.69	143%
AIP Cash flow from Operations ($M)	$370	$380	$416	$434	200%
Applicable Business Unit Metrics	(2)	(2)	(2)	(2)	(3)

(1)	The performance metrics were determined as follows:
◼	AIP Corporate Sales – represents our 2025 net sales as reported in our audited financial statements adjusted to exclude the Basler acquisition.
◼
AIP EPS – represents our 2025 AIP net income, as described below, divided by our diluted weighted-average shares and equivalent shares outstanding. “AIP net income” is calculated as our GAAP net (loss) income, as reported in our audited financial statements, excluding the after-tax impact of the following items: acquisition and integration costs; restructuring, impairment and other charges; non-operating foreign exchange gains and losses; the Basler acquisition and certain other significant and unusual items.

◼	AIP Cash flow from Operations – represents our 2025 cash flow from operations, as reported in our audited financial statements.
(2)	The business unit target goals for Messrs. Marak, Nayar and Kim were set to be attainable with good performance.
(3)
Based on the actual performance of his business unit, Mr. Marak’s percentage achievement for the semiconductor net sales metric was 125% and the semiconductor operating income metric was 56%. Based on the actual performance of his business unit, Mr. Nayar’s percentage achievement for the electronics segment net sales metric was 199%, the percentage achievement for the semiconductor sales metric was 125%, and the percentage achievement for the electronics operating income metric was 190%. Based upon the actual performance of his business unit, Mr. Kim’s percentage achievement for the industrial segment net sales metric was 108% and the percentage achievement for the industrial operating income metric was 0%.

The Compensation Committee also reviews the individual performance of each NEO. These reviews are qualitative in nature and require subjective determinations by the Compensation Committee. The Compensation Committee receives input from the CEO and CHRO with respect to each NEO’s performance (other than the CEO’s) and considers factors generally related to (i) overall Company business performance, (ii) organization strength and talent pipeline development within the Company, (iii) improved results and maturity of our ESG program, (iv) strategic long-term growth including the integration of newly acquired companies, and (v) other matters specific to each NEO’s scope of responsibility. Our 2025 NEO evaluation result reflects recognition of current year actions

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taken to align the Company’s operations with the macroeconomic environment and the advancement of several long-term strategic initiatives. The Compensation Committee determined the achievement of the individual performance goals for each of the NEOs as follows: Dr. Henderson: 130%, Mr. Khandelwal: 130%, Mr. Stafford: 100%, Mr. Nayar: 150%, and Mr. Kim: 120%.
The Compensation Committee also received recommendations from Dr. Henderson related to the 2025 AIP award amounts for the other NEOs. It received input from its independent compensation consultant with respect to the appropriate 2025 AIP award amount for Dr. Henderson. After consideration of the performance metrics described above and the recommendations from Dr. Henderson and input from the independent compensation consultant, the Compensation Committee approved and recommended to the Board, and the Board approved, the following 2026 AIP awards to the NEOs:

	AIP Target		AIP Maximum	2025 AIP Payout (Paid in March 2026)
Name	% of Base Salary (1)	Amount ($)	Amount ($)	% of AIP Target	Amount of AIP Payout ($)
Gregory N. Henderson (2)	125%	$1,113,014	$1,958,880	154.8%	$1,722,945
David W. Heinzmann (3)	N/A	N/A	N/A	N/A	N/A
Abhishek Khandelwal (2)	85%	$298,199	$771,771	154.8%	$461,611
Meenal A. Sethna (4)	85%	$545,766	$1,200,686	148.8%	$542,883
Ryan K. Stafford	85%	$518,173	$1,139,980	148.8%	$771,041
Chad Marak (4)	70%	$320,741	$705,631	116.5%	$280,504
Deepak Nayar	80%	$429,154	$944,138	170.9%	$733,424
Peter Kim	65%	$268,450	$590,590	91.7%	$246,169

(1)	For AIP purposes, incentive opportunities are based on our NEO’s 2025 annualized base salary.
(2)	Messrs. Henderson and Khandelwal’s AIP Target amounts are prorated to reflect their hire dates, and the prorated values shown represent their actual AIP opportunities originally in effect.
(3)	Mr. Heinzmann did not receive a 2025 AIP payout due to his termination of employment during the 2025 fiscal year.
(4)
For Ms. Sethna and Mr. Marak, the AIP Target %, AIP Target Amount, and AIP Maximum Amount shown in the table reflect their original (non-prorated) AIP opportunities. The amounts paid were based on prorated AIP Targets as part of their severance arrangements.

2026 Annual Incentive Plan: At the January 2026 Compensation Committee meetings, the Compensation Committee approved the annual incentive plan structure, performance goal weights, the NEOs’ target annual incentive plan opportunity percentages, and the 2026 financial performance goals under the 2026 AIP for Dr. Henderson and Messrs. Khandelwal, Nayar and Kim. The goals were set commensurate with budget with an attainable growth plan considering the challenging end market environment. While the same performance metrics used in 2025 will apply for the 2026 plan year, the Committee approved two changes for 2026: (i) the individual performance metric was removed, resulting in an annual incentive program weighted 100% on business performance metrics, and (ii) the cash metric was replaced with a free cash flow conversion as a percentage of net income metric. The following table summarizes each NEO’s AIP target opportunity, as a percentage of base salary or the NEOs:

	2026 AIP Opportunity (as a % of 2026 Base Salary)
Name	Threshold	Target	Maximum
Gregory N. Henderson	62.5%	125.0%	250.0%
Abhishek Khandelwal	42.5%	85.0%	170.0%
Deepak Nayar	40.0%	80.0%	160.0%
Peter Kim	35.0%	70.0%	140.0%

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C.	Long-Term Incentive Compensation
In 2025, the Company introduced Performance Share Units (PSUs) awards into its long-term incentive program in lieu of option grants to further strengthen the alignment between executive compensation and stockholder value creation. These PSU awards are subject to a three-year cliff vesting schedule and are earned based on the Company’s relative total shareholder return (TSR) performance relative to a defined index over the performance period. The defined index for the 2025 PSU awards consisted of the Russell 3000 Index. Dividend equivalents are credited on unvested PSUs and are paid only to the extent the underlying PSUs vest.
At the time of the grant, a target number of PSUs is awarded, representing the total potential award if target performance is met at the end of the performance period. The payout depends on the level of performance achieved, assessed at three levels:
◼	Threshold performance at the 25th percentile results in a payout equal to 50% of the target number of shares.
◼	Target performance at the 50th percentile results in a payout equal to 100% of the target number of shares.
◼
PSU awards generally provide a maximum payout of 200% of target shares for performance at or above the 75th percentile. The PSU award granted to Dr. Henderson on February 10, 2025 allows for a maximum payout of 250% of target shares for performance at or above the 90th percentile.

◼	For performance levels that fall between these points, payouts are calculated using linear interpolation. If the threshold performance is not met, there is no payout.
◼	Notwithstanding the foregoing, the number of shares that will vest in respect of the PSUs shall not exceed 100% of target if the Company’s TSR for the performance period is negative.
Payments received under the PSU program are subject to certain “clawback” rights in favor of the Company, including those outlined in the Company’s clawback policy, which is described on page 40.
Consistent with prior years’ practice, the Compensation Committee also awarded RSUs which vest one-third annually over a three-year vesting period. Dividend equivalents are credited on unvested RSUs and are paid only upon vesting, ensuring that NEOs benefit from dividends only to the extent they earn the underlying RSUs.
Administration: The Compensation Committee reviews the compensation peer group information, the advice of the independent compensation consultant and, for NEOs other than the CEO, the recommendation of our CEO and our CHRO with respect to the NEOs’ long-term incentive grants of PSUs and RSUs. The Compensation Committee makes recommendations to the Board, other than the CEO, for the grant of PSUs and RSUs to the NEOs.
Determination of amounts: We target total equity compensation awards at the 50th percentile of our compensation peer group, although we also take into account other factors, such as years of experience and internal pay equity considerations, when determining total equity compensation. In 2025, based on a valuation performed by the independent compensation consultant, the Compensation Committee determined that 50% of the value of the equity awards would be made in PSUs and 50% would be made in RSUs.
In addition to the annual long-term incentive awards, the Compensation Committee may, from time to time, approve off-cycle equity grants to executive officers for purposes such as retention, promotion/new hire, or to recognize exceptional performance. In fiscal year 2025, off-cycle grants were made to Ms. Sethna and Messrs. Stafford, Marak and Kim. These awards were made in connection with the CEO transition and to enhance retention and leadership continuity during that period. In determining the award amounts, the Compensation Committee considered several factors including the competitive market for talent, the NEOs total target compensation and total outstanding equity. In further support of these retention objectives, the Committee approved longer vesting schedules for these awards, which will vest in full on the third anniversary of the grant date. The Committee believes these grants furthered stockholders’ interests by promoting a smooth and stable transition in executive leadership.
The Committee also approved sign-on equity awards for Dr. Henderson and Mr. Khandelwal in connection with their recruitment. The sign-on grant awarded to Dr. Henderson was 100% performance-based, reinforcing alignment with stockholder value creation from the outset of his tenure. The sign-on grant awarded to Mr. Khandelwal was reflective of two components; $1.3M was a pro-rated award in place of his 2025 annual award and $2.0M was a make-whole award

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that was economically equivalent to what was forfeited from his prior employment. Mr. Khandelwal’s grant was split 50% performance-based and 50% restricted stock units. As part of the annual grant of long-term compensation in April, as well as sign-on and off-cycle equity awards granted during 2025, the restricted stock unit awards and performance stock unit awards granted to each NEO are set forth below.

Name	RSU Award	RSU Vesting Schedule (1)	PSU Award	PSU Vesting Schedule (2)	Grant Type (3)	Grant Date
Gregory N. Henderson	—	—	29,822	3-year cliff	Sign-On	2/10/2025
	12,884	3-year vest	12,884	3-year cliff	Annual	4/24/2025
David W. Heinzmann	—	—	—	—	—	—
Abhishek Khandelwal	7,523	3-year vest	7,523	3-year cliff	Sign-On	6/18/2025
Meenal A. Sethna	2,661	3-year cliff	—	—	Off-Cycle	1/23/2025
Ryan K. Stafford	2,534	3-year cliff	—	—	Off-Cycle	1/23/2025
	4,661	3-year vest	4,661	3-year cliff	Annual	4/24/2025
Chad Marak	4,253	3-year cliff	—	—	Off-Cycle	1/10/2025
	2,400	3-year vest	2,400	3-year cliff	Annual	4/24/2025
Deepak Nayar	3,646	3-year vest	3,646	3-year cliff	Annual	4/24/2025
Peter Kim	4,253	3-year cliff	—	—	Off-Cycle	1/10/2025
	2,163	3-year vest	2,163	3-year cliff	Annual	4/24/2025

(1)	2025 grant of RSUs vest in annual installments of 33% on each of the first three anniversaries of the grant date, or 100% on the third anniversary of the grant date, as noted.
(2)	2025 grant of PSUs vest 100% on the third anniversary of the grant date, subject to the Company’s TSR performance relative to a defined index over the performance period.
(3)	Awards marked as “Sign-On” or “Off-Cycle” were granted outside the annual grant cycle. The grant date fair value of these awards is included in the Summary Compensation Table.
Stock Ownership Policy
As discussed on page 18, the Company maintains a stock ownership policy applicable to all executive officers and directors that is reviewed annually by the Compensation Committee. The table below describes the ownership requirements for each NEO, and their progress towards the ownership requirements, as of February 27, 2026.

Name	Number of Shares Required (1)	Number of Shares Owned (2)
Gregory N. Henderson (3)	16,600	13,951
David W. Heinzmann (5)	15,900	59,654
Abhishek Khandelwal (4)	6,500	7,567
Meenal A. Sethna (5)	5,300	24,117
Ryan K. Stafford	5,500	28,591
Chad Marak (5)	2,200	12,363
Deepak Nayar	3,200	6,009
Peter Kim	2,000	10,175

(1)
Pursuant to the stock ownership policy, the Compensation Committee may adjust the share ownership requirements in the event of a significant increase in the price of the Company’s common stock. The current share ownership requirements are based on the 30-business-day average stock price for the period of December 13, 2021, through January 25, 2022, of $301.35 per share and the NEO’s annualized base salaries for 2022 or at the time of hiring, if later. At the time the share ownership requirements are established, the Compensation Committee uses a multiple of the NEO’s base salary to calculate the minimum share requirement, as described on page 18.

(2)	Includes direct and indirect ownership of beneficially owned shares and unvested restricted stock/units, and accrued dividend equivalents associated with such unvested awards.

2026 Proxy Statement	38

(3)
Gregory N. Henderson, who succeeded Mr. Heinzmann as President and Chief Executive Officer on February 10, 2025, owns 13,951 shares of the Company’s common stock. Pursuant to the stock ownership policy, Dr. Henderson is required to hold at least 16,600 shares of the Company’s common stock within five (5) years of his appointment as President and Chief Executive Officer.

(4)
Abhishek Khandelwal, who succeeded Ms. Sethna as Executive Vice President and Chief Financial Officer on June 18, 2025, owns 7,567 shares of the Company’s common stock. Pursuant to the stock ownership policy, Mr. Khandelwal is required to hold at least 6,500 shares of the Company’s common stock within five (5) years of his appointment as Executive Vice President and Chief Financial Officer.

(5)	For Messrs. Heinzmann and Marak and Ms. Sethna, who terminated employment during the fiscal year, ownership is shown based on the information contained in their final Form 4 filings.
D.	Health and Welfare Programs and Perquisites
Health and Welfare Programs
Our NEOs participate in the same health and welfare programs designed for all of our full-time U.S. employees. The program includes partial reimbursement of gym membership dues, Lifestyle Spending Account reimbursement, group health, dental, disability, business travel accident, life and accidental death and dismemberment (AD&D) coverage. Our NEOs are also provided with an increased amount of life and AD&D insurance in order to provide a targeted level of coverage equal to the lesser of three times annual base salary or $1,000,000. These programs are important components of our total compensation program, and we provide them to remain competitive.
Perquisites
Our NEOs are provided with the opportunity to receive executive physicals as well as tax and financial planning services on an annual basis. The executive physical program provides approximately $6,000 in services per NEO annually. The financial planning program provides up to $12,000 per year of financial planning services per NEO annually. The Company also pays life and AD&D insurance policies, and for limited expenses related to spouse travel on certain business trips. Additionally, we may pay for relocation and other onboarding expenses upon hiring. We provide these benefits to help our NEOs efficiently manage their time and financial affairs and to allow them to stay focused on business issues. Amounts and types of perquisites are included in the 2025 All Other Compensation Table on page 43.
E.	Retirement and Post-Employment Arrangements
Retirement Plans
We provide retirement benefits to our U.S. employees and NEOs through the following plans that are intended to be a component of a competitive compensation package.
Littelfuse, Inc. 401(k) Retirement and Savings Plan
NEOs may elect to participate in the Littelfuse, Inc. 401(k) Retirement and Savings Plan (“401(k) Plan”) on the same basis as all other U.S. employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. The Company amended and restated the 401(k) Plan, effective as of January 1, 2022. The Company provides discretionary Company contributions equal to 2% of a participant’s annual eligible pay. This is in addition to the existing Company matching contributions, which provide a dollar-for-dollar match on participant salary deferrals up to 4% of a participant’s annual eligible pay (subject to IRS compensation limits).
Littelfuse, Inc. Supplemental Retirement and Savings Plan
The Littelfuse, Inc. Supplemental Retirement and Savings Plan (the “Supplemental Plan”) is a non-qualified retirement plan that is intended to provide supplemental retirement income benefits to employees whose benefits under our tax-qualified 401(k) plan are limited by the application of Internal Revenue Code Section 415, which includes our NEOs. Participants can defer a portion of their annual compensation to the Supplemental Plan. The Company provides a matching contribution designed to ensure that participants receive a combined match under the Supplemental Plan and the Company’s 401(k) Plan on the first 4% of their annual compensation and on the 2% discretionary contribution, if applicable.

2026 Proxy Statement	39

Post-Employment Arrangements
Change in Control Agreements
Each of the NEOs has entered into a change of control agreement with the Company that provides certain payments and benefits on termination of employment in connection with a change of control of the Company. Additional information including the terms of our NEO’s change of control agreements is included on page 51.
Employment Contracts
We have not entered into an employment agreement with any NEO, other than (i) a Letter Agreement with Mr. Heinzmann, effective January 1, 2017 in connection with his assumption of the President and Chief Executive Officer role, (ii) a Letter Agreement with Mr. Heinzmann effective January 10, 2025 in connection with his retirement, and (iii) a Letter Agreement with Dr. Henderson effective January 10, 2025, in connection with his assumption of the President and Chief Executive Officer role. Additionally, we have entered into Letter Agreements with each of Ms. Sethna and Mr. Marak, dated April 8, 2025, and August 26, 2025, respectively, in connection with their separation of employment with the Company, and a Letter Agreement, dated January 7, 2026, with Ryan Stafford in connection with his upcoming separation of employment with the Company.
Pursuant to Mr. Heinzmann’s Letter Agreement effective January 1, 2017, Mr. Heinzmann’s base salary was $700,000 for 2017 and his target bonus was set at 90% of base salary. In addition, the Letter Agreement provided for the grant of restricted stock units having a grant date value of $1,050,000, that vested entirely on the third anniversary of the grant.
Pursuant to Mr. Heinzmann’s Letter Agreement, effective January 10, 2025, in connection with his retirement, he continued in employment as Special Advisor to the Chief Executive Officer for an initial six-month term. Under the terms of the agreement, Mr. Heinzmann continued to receive his base salary at the then- current rate but did not participate in the Company’s 2025 annual incentive plan and did not receive any equity compensation awards in 2025.
Pursuant to Dr. Henderson’s Letter Agreement effective January 10, 2025, Dr. Henderson’s base salary is $1,000,000 for 2025 and his target bonus is set at 125% of base salary. Dr. Henderson also received an initial performance share award on February 10, 2025 with a target value of $7,000,000 and which will fully vest at the conclusion of a three year period. In addition, Dr. Henderson entered into a change of control agreement consistent with the terms described on page 51.
Pursuant to Ms. Sethna’s Letter Agreement, dated April 8, 2025, Ms. Sethna’s separation from employment was effective September 1, 2025, and Ms. Sethna received certain severance benefits pursuant to the Company’s Executive Severance Policy comprised of (1) a lump sum cash payment; (2) a prorated cash bonus under the AIP for 2025; and (3) continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination. Additionally, pursuant to Ms. Sethna’s Letter Agreement, the Company accelerated vesting of 50% of the restricted stock units granted to Ms. Sethna on January 23, 2025.
Pursuant to Mr. Marak’s Letter Agreement, dated August 26, 2025, Mr. Marak served as a Strategic Advisor until his separation from employment was effective October 1, 2025, and received certain severance benefits pursuant to the Company’s Executive Severance Policy, comprised of a prorated cash bonus under the AIP for 2025 and continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination.
Pursuant to Mr. Stafford’s Letter Agreement, dated January 7, 2026, Mr. Stafford’s separation from employment with the Company will be effective April 30, 2026, and Mr. Stafford will receive certain severance benefits pursuant to the Company’s Executive Severance Policy comprised of (1) a lump sum cash payment pursuant to the Company’s Executive Severance Policy; (2) a prorated cash bonus under the AIP for 2026; and (3) continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination. Additionally, pursuant to Mr. Stafford’s Letter Agreement, the Company accelerated vesting of 50% of the restricted stock units granted to Mr. Stafford on January 23, 2025.
Clawback Policy
In compliance with NASDAQ listing requirements, the Board adopted a Clawback Policy in October 2023 to allow the Company to recover incentive-based compensation paid to executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

2026 Proxy Statement	40

COMPENSATION COMMITTEE REPORT
To the Board of Directors of Littelfuse, Inc.:
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 27, 2025.

Compensation Committee:

William P. Noglows (Chairman)
Kristina A. Cerniglia
Tzau-Jin Chung

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

2026 Proxy Statement	41

COMPENSATION TABLES
The following table sets forth compensation information for our NEOs in fiscal years 2025, 2024, and 2023.
2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards - PSUs ($) (3)	Stock Awards - RSUs ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Gregory N. Henderson President and Chief Executive Officer (7)	2025	$895,833	$0	$14,545,184	$2,275,057	$0	$1,722,945	$156,379	$19,595,398
David W. Heinzmann Former President and Chief Executive Officer (8)	2025	$770,165	$0	$0	$0	$0	$0	$61,320	$831,485
	2024	$1,036,378	$0	$0	$2,459,382	$2,419,233	$274,369	$116,322	$6,305,684
	2023	$997,691	$0	$0	$2,291,379	$2,304,434	$900,000	$148,002	$6,641,506
Abhishek Khandelwal Executive Vice President and Chief Financial Officer (9)	2025	$347,159	$250,000	$2,634,555	$1,650,020	$0	$461,611	$38,054	$5,381,399
Meenal A. Sethna Former Executive Vice President and Chief Financial Officer (10)	2025	$476,265	$850	$0	$608,065	$0	$0	$3,980,013	$5,065,193
	2024	$613,182	$663	$0	$824,074	$810,550	$133,527	$71,938	$2,453,934
	2023	$569,355	$641	$0	$789,284	$793,792	$391,504	$83,949	$2,628,525
Ryan K. Stafford Executive Vice President, Chief Legal Officer and Corporate Secretary (11)	2025	$605,176	$850	$1,178,907	$1,402,084	$0	$771,041	$58,606	$4,016,664
	2024	$586,855	$0	$0	$782,397	$769,609	$227,392	$67,282	$2,433,535
	2023	$566,346	$0	$0	$717,295	$721,412	$384,279	$82,479	$2,471,811
Chad Marak Former Senior Vice President and General Manager, Semiconductor Products (12)	2025	$380,088	$0	$607,032	$1,388,883	$0	$0	$1,154,045	$3,530,048
	2024	$430,350	$0	$0	$479,171	$471,353	$88,437	$41,263	$1,510,574
Deepak Nayar Senior Vice President and General Manager, Electronics Business	2025	$532,536	$0	$922,183	$634,811	$0	$733,424	$46,618	$2,878,572
	2024	$515,810	$0	$0	$535,491	$526,745	$336,656	$39,360	$1,954,062
	2023	$495,971	$0	$0	$527,763	$530,638	$180,283	$59,865	$1,794,520
Peter Kim Senior Vice President and General Manager, Industrial Business	2025	$406,227	$0	$547,088	$1,347,033	$0	$246,169	$35,912	$2,582,429

(1)	Base salary includes compensation deferred under the 401(k) Plan and the Supplemental Plan.
(2)
For fiscal year 2025, represents discretionary payments made to NEOs. For Mr. Khandewal, amount includes a cash sign-on bonus of $250,000. For Ms. Sethna and Mr. Stafford, amount includes $850 in reimbursements for each individual in connection with the Company’s wellness initiatives. For fiscal year 2024, represents discretionary payments made to NEOs earned in connection with the Company’s wellness initiatives in the amount of $663 for Ms. Sethna. For fiscal year 2023, represents discretionary bonuses earned in connection with the Company’s wellness initiatives in the amount of $641 for Ms. Sethna.

(3)
Represents the full grant date fair value of PSUs for fiscal year 2025 in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

2026 Proxy Statement	42

(4)
Represents the full grant date fair value of RSUs for fiscal years 2025, 2024 and 2023, in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

(5)	Represents payouts for performance under the Annual Incentive Plan. See pages 33-36 for information on how amounts were determined.
(6)	The amounts shown are detailed in the supplemental “All Other Compensation” table below.
(7)	Dr. Henderson joined the Company on February 10, 2025. The amount reported in the “Salary” column reflects the portion of base salary earned during fiscal year 2025.
(8)
Mr. Heinzmann ceased serving as President and Chief Executive Officer effective February 10, 2025. He continued to serve as a Strategic Advisor to the Company until his termination date of August 10, 2025. The amount reported in the “Salary” column reflects the portion of base salary earned during fiscal year 2025.

(9)	Mr. Khandelwal joined the Company on June 18, 2025. The amount reported in the “Salary” column reflects the portion of base salary earned during fiscal year 2025.
(10)
Ms. Sethna ceased serving as Executive Vice President and Chief Financial Officer effective June 18, 2025. She continued to serve as a Special Advisor to the Company until her termination date of September 1, 2025. The amount reported in the “Salary” column reflects the portion of base salary earned during fiscal year 2025.

(11)
Mr. Stafford was appointed as Executive Vice President, Mergers & Acquisitions, Chief Legal Officer and Corporate Secretary in June 2021 and previously served as Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary.

(12)
Mr. Marak was appointed Senior Vice President and General Manager Semiconductor Products in April 2022 and previously served as Vice President and General Manager Power Semiconductor Business. Mr. Marak ceased serving as Senior Vice President and General Manager, Semiconductor Products effective August 11, 2025. He continued to serve as a Strategic Advisor until his termination date of October 1, 2025. The amount reported in the “Salary” column reflects the portion of base salary earned during fiscal year 2025.

2025 All Other Compensation Table
The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above. For additional information regarding perquisites and health and welfare programs, refer to page 39.

Name	401(k) Plan Company Matching Contributions ($)	Supplemental Plan Company Matching Contributions ($)	Severance Amounts ($)	Miscellaneous ($)	Total All Other Compensation ($)
Gregory N. Henderson	$21,000	$37,591	−	$97,788(1)	$156,379
David W. Heinzmann	$14,000	$27,781	–	$19,539(2)	$61,320
Abhishek Khandelwal	$16,693	$2,167	–	$19,194(3)	$38,054
Meenal A. Sethna	$14,000	$10,392	$3,935,373(9)	$20,248(4)	$3,980,013
Ryan K. Stafford	$21,000	$24,406	–	$13,200(5)	$58,606
Chad Marak	$14,000	$4,741	$1,126,266(10)	$9,038(6)	$1,154,045
Deepak Nayar	$21,000	$24,418	–	$1,200(7)	$46,618
Peter Kim	$21,000	$6,123	–	$8,789(8)	$35,912

(1)
The amount reported for Dr. Henderson includes the cost of: onboarding relocation ($79,588); an executive physical ($5,200); life and AD&D insurance ($1,000); and tax and financial planning services ($12,000).

(2)	The amount reported for Mr. Heinzmann includes the cost of: an executive physical ($6,739); life and AD&D insurance ($800); and tax and financial planning services ($12,000).
(3)	The amount reported for Mr. Khandelwal includes the cost of: an executive physical ($6,595); life and AD&D insurance ($600); and tax and financial planning services ($12,000).

2026 Proxy Statement	43

(4)
The amount reported for Ms. Sethna includes the cost of: partial reimbursement of health club membership dues generally available to U.S. employees ($400); an executive physical ($6,948); life and AD&D insurance ($900); and tax and financial planning services ($12,000).

(5)	The amount reported for Mr. Stafford includes the cost of: life and AD&D insurance ($1,200) and tax and financial planning services ($12,000).
(6)	The amount reported for Mr. Marak includes the cost of: life and AD&D insurance ($1,000) and tax and financial planning services ($8,038).
(7)	The amount for Mr. Nayar includes the cost of: life and AD&D insurance ($1,200).
(8)	The amount reported for Mr. Kim includes the cost of: an executive physical ($7,589) and life and AD&D insurance ($1,200).
(9)
The amount reported for Ms. Sethna includes the cost of severance benefits, which include 1.5 times the base salary and target annual bonus, the pro-rated actual annual bonus for 2025, the cost of continued coverage under our group health plans for twelve months, the cost of outplacement services for one year, the value of all unvested stock options, and the value of unvested RSUs except for the award granted on January 23, 2025, for which 50% of the value vested.

(10)
The amount reported for Mr. Marak includes the cost of severance benefits, which include 1 time the base salary and target annual bonus, the pro-rated actual annual bonus for 2025, the cost of continued coverage under our group health plans for twelve months, and the cost of outplacement services for one year.

Grants of Plan-Based Awards in 2025
The following table sets forth plan-based awards granted to our NEOs in 2025.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (1)
			Threshold ($)	Target ($)	Maximum ($)
Gregory N. Henderson	RSUs	4/24/25	–	–	–	12,884(3)	$2,275,057
	PSUs	2/10/25				29,822(5)	$11,286,434
	PSUs	4/24/25	–	–	–	12,884(4)	$3,258,750
	Annual Cash(2)	–	625,000	$1,250,000	$2,750,000	–	–
Abhishek Khandelwal	RSUs	6/18/25	–	–	–	7,523(6)	$1,650,020
	PSUs	6/18/25	–	–	–	7,523(5)	$2,634,555
	Annual Cash(2)	–	$276,250	$552,500	$1,215,500	–	–
Meenal A. Sethna	RSUs	1/23/25	–	–	–	2,661(7)	$608,065
	Annual Cash(2)	–	$272,883	$545,766	$1,200,686	–	–
Ryan K. Stafford	RSUs	1/23/25	–	–	–	2,534(7)	$579,044
	RSUs	4/24/25	–	–	–	4,661(3)	$823,039
	PSUs	4/24/25	–	–	–	4,661(4)	$1,178,907
	Annual Cash(2)	–	$259,086	$518,173	$1,139,980	–	–
Chad Marak	RSUs	1/10/25	–	–	–	4,253(7)	$965,091
	RSUs	4/24/25				2,400(3)	$423,792
	PSUs	4/25/25	–	–	–	2,400(4)	$607,032
	Annual Cash(2)	–	$160,371	$320,741	$705,631	–	–
Deepak Nayar	RSUs	4/24/25	–	–	–	3,646(3)	$643,811
	PSUs	4/24/25	–	–	–	3,646(4)	$922,183
	Annual Cash(2)	–	$214,577	$429,154	$944,138	–	–

2026 Proxy Statement	44

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (1)
			Threshold ($)	Target ($)	Maximum ($)
Peter Kim	RSUs	1/10/25	–	–	–	4,253(7)	$965,091
	RSUs	4/24/25				2,163(3)	$381,943
	PSUs	4/24/25	–	–	–	2,163(4)	$547,088
	Annual Cash(2)	–	$134,225	$268,450	$590,590	–	–

(1)
Represents the full grant date fair value of 2025 awards calculated in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2025 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards column will ever be realized by the NEOs.

(2)
These amounts represent 2025 annual incentive cash awards granted under the Annual Incentive Plan. The actual 2025 annual incentive cash award achievements were determined by the Compensation Committee and approved by the full Board in January 2026 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. In addition, the actual earned bonuses for Messrs. Henderson, Khandelwal and Marak, and for Ms. Sethna, were prorated to reflect the portion of the year each NEO was employed. Refer to pages 33–36 for additional information concerning these awards.

(3)
Represents the 2025 annual grant of RSUs awarded under the Long-Term Incentive Plan that typically vest annually in installments of 33% on each anniversary of the grant date such that the RSUs are fully vested on or after three years from the date of grant. Dividend equivalents are credited on unvested RSUs and are paid only to the extent the underlying awards vest. Refer to pages 37–38 for additional information concerning these awards.

(4)
Represents the 2025 annual grant of PSUs awarded under the Long-Term Incentive Plan which are subject to cliff vesting on the third anniversary of the grant date, contingent upon the achievement of a pre-established performance goal. Dividend equivalents are credited on unvested PSUs and are paid only to the extent the underlying awards vest. Refer to page 37 for additional information concerning these awards.

(5)
Represents the sign-on grant of PSUs awarded under the Long-Term Incentive Plan which are subject to cliff vesting on the third anniversary of the grant date, contingent upon the achievement of a pre-established performance goal. Dividend equivalents are credited on unvested PSUs and are paid only to the extent the underlying awards vest. Refer to page 37 for additional information concerning these awards.

(6)
Represents the sign-on grant of RSUs awarded under the LF/IXYS plan which vest annually in installments of 33% on each anniversary of the grant date such that the RSUs are fully vested on or after three years from the date of grant. Dividend equivalents are credited on unvested RSUs and are paid only to the extent the underlying awards vest. Refer to page 37 for additional information concerning these awards.

(7)
Represents a special one-time grant of RSUs awarded under the Long-Term Incentive Plan which was, upon grant, subject to cliff vesting on the third anniversary of the grant date. Refer to page 37 for additional information concerning these awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See discussion of information presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in the Compensation Discussion and Analysis starting on page 25.

2026 Proxy Statement	45

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 27, 2025.

		Option Awards				Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable
Gregory N. Henderson	5/15/2023	437	218	$261.02	5/15/2030	143	$37,482
	4/25/2024	256	512	$230.39	4/25/2031	348	$91,214
	2/10/2025	0	0			30,187 (5)	$7,912,315
	4/24/2025	0	0			26,000 (5)	$6,814,860
David W. Heinzmann	4/23/2020	42,711	0	$132.08	4/23/2027	0	$0
	4/22/2021	18,844	0	$267.84	4/22/2028	0	$0
	4/28/2022	28,190	0	$231.64	4/28/2029	0	$0
	4/27/2023	29,800	0	$240.76	4/27/2030	0	$0
	4/25/2024	32,145	0	$230.39	4/25/2031	0	$0
Abhishek Khandelwal	6/18/2025	–	–	–	–	15,134 (5)	$3,966,773
Meenal A. Sethna	4/22/2021	6,793	0	$267.84	4/22/2028	0	$0
	4/28/2022	9,808	0	$231.64	4/28/2029	0	$0
	4/27/2023	10,265	0	$240.76	4/27/2030	0	$0
	4/25/2024	10,770	0	$230.39	4/25/2031	0	$0
Ryan Stafford	4/23/2020	16,839	0	$132.08	4/23/2027	0	$0
	4/22/2021	10,023	0	$267.84	4/22/2028	0	$0
	4/28/2022	9,506	0	$231.64	4/28/2029	0	$0
	4/27/2023	6,219	3,110 (2)	$240.76	4/27/2030	1,013	$265,517
	4/25/2024	3,409	6,817 (3)	$230.39	4/25/2031	2,315	$606,785
	1/23/2025	–	–	–	–	2,534	$664,187
	4/24/2025	–	–	–	–	9,404(5)	$2,464,882
Chad Marak	4/22/2021	1,330	0	$267.84	1/1/2026	0	$0
Deepak Nayar	4/22/2021	4,300	0	$267.84	4/22/2028	0	$0
	4/27/2023	4,575	2,287(2)	$240.76	4/27/2030	745	$195,272
	4/25/2024	0	4,666(3)	$230.39	4/25/2031	1,584	$415,182
	4/24/2025	–	–	–	–	7,360(5)	$1,929,130
Peter Kim	7/10/2020	5,488	0	$166.63	7/10/2027	0	$0
	4/22/2021	1,355	0	$267.84	4/22/2028	0	$0
	4/28/2022	2,486	0	$231.64	4/28/2029	0	$0
	4/27/2023	2,190	1,095(2)	$240.76	4/27/2030	357	$93,573
	4/25/2024	1,523	3,045(3)	$230.39	4/25/2031	1,034	$271,022
	1/23/2025	–	–	–	–	4,253	$1,114,754
	4/24/2025	–	–	–	–	4,364(5)	$1,143,848

(1)
The exercise price shown for individual optionees is the fair market value of the Company’s common stock on the date of grant (determined based on the closing stock price on that date reported by NASDAQ).

(2)	Options vest annually in installments of 33% beginning April 27, 2024, such that the options are fully exercisable on or after three years from the date of grant.
(3)	Options vest annually in installments of 33% beginning April 25, 2025, such that the options are fully exercisable on or after three years from the date of grant.
(4)
Values are based on the closing stock price of $262.11 per share of our common stock on the NASDAQ on December 26, 2025, the last trading day of the 2025 fiscal year. The number of PSUs reported reflects the target number of units granted. There is no assurance that, if or when the PSUs and RSUs vest they will have this value. To the extent applicable, the market value of shares that have not vested also reflects accrued dividend equivalents on unvested RSUs and PSUs.

2026 Proxy Statement	46

(5)
Includes dividend equivalents credited in the form of additional units, which remain subject to the same vesting and performance conditions as the underlying award. The number of units shown reflects both the original grant and any dividend equivalents accrued through the end of the fiscal year.

Narrative disclosures of the compensation awarded to our NEOs as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table are included in the Compensation Discussion and Analysis, starting on page 25.
Option Exercises and Stock Vested in 2025
The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2025 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Gregory N. Henderson	0	$0	317 (3)	$61,588
David W. Heinzmann	25,888	$1,735,119	20,262 (4)	$4,346,040
Abhishek Khandelwal	0	$0	0	$0
Meenal A. Sethna	39,157	$3,364,221	8,218 (5)	$1,858,974
Ryan K. Stafford	10,206	$633,830	3,140 (6)	$555,716
Chad Marak	13,711	$720,927	1,531 (7)	$270,609
Deepak Nayar	9,823	$264,246	2,301 (8)	$407,388
Peter Kim	2,049	$282,191	1,127 (9)	$199,174

(1)	Value Realized on Exercise represents the difference between exercise price and market price at the time of exercise, excluding any tax obligation in connection with such exercises.
(2)	Determined based on the closing stock price of the Company common stock on the vesting dates, excluding tax obligations incurred in connection with such vesting.
(3)
Represents 33% installment vesting of RSU award granted on May 15, 2023 and April 25, 2024 while serving as a member of the Board of Directors, prior to becoming the President and Chief Executive Officer.

(4)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024 with the remaining unvested portion accelerated upon termination on August 10, 2025. Number of shares includes 8,340 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, April 25, 2025, and August 10, 2025.

(5)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024 with the remaining unvested portion accelerated upon termination on September 1, 2025. Also represented is the RSU award granted on January 23, 2025, in which 50% accelerated upon termination on September 1, 2025. Number of shares includes 3,140 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, April 25, 2025 and September 1, 2025.

(6)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024. Number of shares includes 920 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, and April 25, 2025.

(7)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024. Number of shares includes 373 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, and April 25, 2025.

(8)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024. Number of shares includes 824 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, and April 25, 2025.

2026 Proxy Statement	47

(9)
Represents 33% installment vesting of RSU award granted on April 28, 2022, April 27, 2023 and April 25, 2024. Number of shares includes 329 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 28, 2025, April 27, 2025, and April 25, 2025.

Nonqualified Deferred Compensation
The following table discloses contributions, earnings and balances under the Supplemental Plan for each NEO for 2025.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory N. Henderson	$158,333	$37,591	$10,520	$0	$206,444
David W. Heinzmann	$154,033	$27,781	$759,089	$0	$6,285,300
Abhishek Khandelwal	$0	$2,167	$0	$0	$2,167
Meenal A. Sethna	$37,166	$10,392	$299,589	$0	$2,487,342
Ryan K. Stafford	$30,259	$24,406	$137,873	$0	$1,063,936
Chad Marak	$16,972	$4,741	$35,211	$0	$232,039
Deepak Nayar	$0	$24,418	$35,204	$0	$358,873
Peter Kim	$0	$6,123	$11,261	$0	$82,684

(1)	Reflects amounts that have been reported in the Salary column of the Summary Compensation Table.
(2)
These amounts reflect Company and matching contributions made under the Supplemental Plan. These amounts were reported in the All Other Compensation column of the Summary Compensation Table for 2025. These amounts include contributions that are attributable to the 2025 fiscal year but that were made in 2026 after the end of the 2025 fiscal year.

(3)
These amounts represent interest earnings/losses credited to each NEO’s account in the Supplemental Plan. Interest earnings/losses credited to these accounts are derived from the actual returns on the same investment options that are available under the 401(k) Plan, and the allocation the executives make amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table, which column is not included in our Summary Compensation Table.

See discussion of the Supplemental Plan in the section titled “Retirement and Post-Employment Arrangements” starting on page 39.

2026 Proxy Statement	48

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment Generally
We have not entered into any employment agreements with our NEOs other than (i) a Letter Agreement with Mr. Heinzmann effective January 1, 2017 in connection with his assumption of the role of President and Chief Executive Officer; (ii) a Letter Agreement with Mr. Heinzmann effective January 10, 2025 in connection with his retirement; (iii) a Letter Agreement with Dr. Henderson effective January 10, 2025, in connection with his assumption of the President and Chief Executive Officer role (iv) letter agreements with Ms. Sethna effective September 1, 2025 in connection with her separation from the Company; (v) a letter agreement with Mr. Marak effective October 1, 2025 in connection with his separation from the Company; and (vi) a letter agreement with Mr. Stafford effective April 30, 2026 in connection with his separation from the Company. We have entered into a change in control agreement with each NEO and each NEO is entitled to receive certain payments and benefits upon termination of employment pursuant to (i) the Long-Term Incentive Plan, (ii) Individual Award Agreements, (iii) the Executive Severance Policy, and (iv) Supplemental Plan provisions.
In connection with Mr. Heinzmann’s retirement, the Company entered into a Letter Agreement with Mr. Heinzmann effective January 10, 2025, pursuant to which Mr. Heinzmann continued in employment as Special Advisor to the Chief Executive Officer for an initial term of six months which may be extended an additional six months upon mutual agreement between the Company and Mr. Heinzmann. Pursuant to the Letter Agreement, Mr. Heinzmann continued to receive his base salary for his term as Special Advisor to the Chief Executive Officer at the current rate, but he was not entitled to participate in the Company’s annual incentive plan for 2025 nor receive any equity compensation awards in 2025.
In connection with Ms. Sethna’s separation from employment, on April 8, 2025, the Company entered into a Letter Agreement with Ms. Sethna. Pursuant to the Letter Agreement, Ms. Sethna’s separation from employment was effective September 1, 2025, and Ms. Sethna received certain severance benefits pursuant to the Company’s Executive Severance Policy comprised of (1) a lump sum cash payment; (2) a prorated cash bonus under the AIP for 2025; and (3) continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination. Additionally, pursuant to Ms. Sethna’s Letter Agreement, the Company accelerated vesting of 50% of the restricted stock units granted to Ms. Sethna on January 23, 2025.
In connection with Mr. Marak’s separation from employment, on August 26, 2025, the Company entered into a Letter Agreement with Mr. Marak. Pursuant to the Letter Agreement, Mr. Marak served as a Strategic Advisor until his separation from employment was effective October 1, 2025, and he received certain severance benefits comprised including a prorated cash bonus under the AIP for 2025 and continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination under the Executive Severance Policy.
In connection with Mr. Stafford’s separation from employment, on January 7, 2026, the Company entered into a Letter Agreement with Mr. Stafford pursuant to which his separation from employment is effective April 30, 2026, and Mr. Stafford will receive certain severance benefits pursuant to the Company’s Executive Severance Policy comprised of (1) a lump sum cash payment; (2) a prorated cash bonus under the AIP for 2026; and (3) continuation or reimbursement of certain welfare benefits and fringe benefits for limited transitional periods following termination. Additionally, pursuant to Mr. Stafford’s Letter Agreement, the Company accelerated vesting of 50% of the restricted stock units granted to Mr. Stafford on January 23, 2025.
Long-Term Incentive Plan Termination Provisions
The Long-Term Plan governs equity grants made in years 2010 and later, and under the provisions of the Long-Term Plan, all outstanding (unvested) equity grants shall be cancelled and no longer exercisable on the date of employment termination, unless otherwise provided in an individual award agreement or by approval of the Compensation Committee. Key definitions in our Long-Term Plan and the individual award agreements are described below.
Disability
For purposes of the Long-Term Plan, “disability” has the same meaning as in the Award Agreements and the change in control agreements in effect. Disability is defined as the inability to engage in substantial gainful activity

2026 Proxy Statement	49

or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.
Change in Control
“Change in control” under the Long-Term Plan generally means the first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board, or (4) certain acquisitions of 40% or more of the Company’s assets.
Award Agreement Termination Provisions
In April 2020, the Compensation Committee and the full Board approved a new form award agreement for stock options granted to executive-level employees, including all NEOs, and non-employee directors (the “2020 Form Award Agreement”). The 2020 Form Award Agreement was substantially similar to the form of award agreements previously disclosed by the Company.
In April 2025, the Compensation Committee and the full Board approved new form award agreements for restricted stock units and performance share units granted to executive-level employees, including all NEOs, and non-employee directors (the “2025 Form Award Agreements”).
The 2020 Form Award Agreement for stock options and the 2025 Form Award Agreements for restricted stock units and performance share units include terms as described below.
Eligible Retirement
Eligible retirement under the individual award agreements entered into prior to 2017 means the date upon which an employee, having attained an age of not less than 62 and completing five years of employment with us, terminates employment with the Company. Eligible retirement under the individual award agreements entered into in 2017 and later provides that the definition of eligible retirement is 55 plus 10 years of service with the Company. Effective as of the April 2025 grant, we have implemented a 180 day post grant holding period prior to the full vesting of awards.
Stock Options
Stock options granted to the NEOs before 2025 under the Long-Term Plan automatically become fully vested upon the recipient’s termination of employment due to death, “disability,” “eligible retirement,” or termination without cause within two years following a “change in control.” Upon any such termination of employment, recipient may exercise his or her vested stock options until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months (or 90 days in some cases) after the date of termination or 12 months in the case of death or the 7th anniversary of the grant date in the case of eligible retirement. Under all other termination of employment events, all unvested stock options are forfeited upon termination and the recipient has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the recipient is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the recipient’s termination date).
Restricted Stock Units
RSUs granted to the NEOs before 2025 under the Long-Term Plan that have not vested are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or “disability,” then a pro rata portion of his or her unvested RSUs may become vested based on the recipient’s prior service with the Company. Any unvested RSUs will automatically fully vest if an event occurs that constitutes a “change in control” or upon “eligible retirement.” For awards granted prior to 2017, if a recipient terminates employment due to “eligible retirement,” then a pro-rata portion of his or her unvested RSUs will vest. For unvested RSUs granted to NEOs in 2025 under the Long-Term Plan, such unvested RSUs will fully vest if, within two years following a “change in control” event, the recipient’s employment and service is terminated without cause or, if the recipient is subject to a change of control agreement with the Company, by the recipient for “good reason” pursuant

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to such change of control agreement. Upon “eligible retirement,” the unvested portion of the RSUs, which have been outstanding for at least 180 days, shall become immediately vested. To the extent applicable, the value of potential payments also includes accrued dividend equivalents on unvested RSUs.
Performance Share Units
For unvested PSUs granted to NEOs in 2025 under the Long-Term Plan, such unvested PSUs are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or “disability,” then a pro rata portion of his or her unvested PSUs may become vested based on the recipient’s prior service with the Company based on the actual level of performance measured through the date of termination, or if later, on the first anniversary of grant. Unvested PSUs will fully vest if, within two years following a “change in control” event, the recipient’s employment and service is terminated without cause or, if the recipient is subject to a change of control agreement with the Company, by the recipient for “good reason” pursuant to such change of control agreement. To the extent applicable, the value of potential payments also includes accrued dividend equivalents on unvested PSUs. Upon “eligible retirement”, the unvested portion of the PSUs, which have been outstanding for at least 180 days, shall become immediately vested, with the number of shares subject to such PSUs determined based on the actual level of performance measured through the last date of the performance period.
Change of Control Agreements Termination Provisions
We entered into new change of control agreements with each of our executive officers, including our NEOs, effective January 1, 2024, and with Dr. Henderson and Mr. Khandelwal on January 10, 2025 and June 18, 2025, respectively. These agreements replaced the previous change of control agreements that had expired on December 31, 2023 and contain substantially identical terms. If a change of control occurs at any time on or before December 31, 2026, the Company has agreed to continue to retain the services of such NEOs and each of them has agreed to remain in our service, for two years after the occurrence of the change of control (the “Service Period”). During the Service Period, the Company will provide them with (i) monthly base salary that is no less than the highest monthly base salary provided to them during the twelve months prior to the change of control, (ii) fringe benefits, reimbursement of business expenses, paid vacation time and office support at levels no less than provided to them during the 120 days prior to the change of control, (iii) annual bonuses that shall be the greater of (a) the average of the NEO’s annual bonus for the three years prior to the change of control and (b) the target bonus amount applicable to the NEO for the fiscal year in which the change of control occurs, and (iv) health and welfare benefits and incentive, paid vacation, savings and retirement opportunities generally no less favorable, in the aggregate, than the plans in effect during the 120 days prior to the change of control or those provided after the change of control to other peer executives of the Company if more favorable.
In the event that the Company terminates the service of the NEOs during the Service Period other than for cause, death or disability, or if any of them terminate their service for good reason, they will be entitled to the following payments and benefits in addition to certain accrued amounts:
(1)
a lump sum payment equal to two times (three times in the case of the CEO) his or her annual base salary and the greater of: (i) the average of the NEO’s annual bonus for the three years prior to termination from service and (ii) the target bonus amount applicable to the NEO for the fiscal year in which the termination occurs;

(2)
a pro-rata amount equal to the greatest of such NEO’s (i) target annual bonus for the fiscal year in which the termination occurs, (ii) annual bonus for the year in which the termination occurs based on performance through the termination date, and (iii) average annual bonus for the last three fiscal years for the three years prior to the termination date;

(3)
during the two years (three years in the case of the CEO) following termination, reimbursement of the premium cost in excess of the normal active employee rate for his or her peer group to continue group medical benefits under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus reimbursement of any post-tax difference;

(4)
for a period of up to two years (three years in the case of the CEO) after termination, or until the NEO accepts employment with any third party if earlier, reasonable outplacement services to the NEO;

(5)
any option or right granted to the NEO under any of our equity-based plans will be exercisable by the NEO until the earlier of the date on which the option or right terminates in accordance with the terms of its grant

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or the expiration of 12 months after the date of termination, or the expiration of such longer period, if any, in accordance with the terms of the individual award agreement; and
(6)	the payment or provision of other amounts or benefits required to be paid under any of our plans, programs, policies, practices, contracts or agreements.
In addition to the above additional benefits and payments, the NEO will no longer be bound by any non-compete agreements.
For purposes of the change in control agreements, “cause” means (i) the willful and continued failure by the NEO to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that the NEO has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand or (ii) the willful engagement by the NEO in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
“Good reason” means (i) the NEO is not elected to, or is removed from, any elected office that the NEO held immediately prior to a change of control, (ii) the assignment to the NEO of any duties materially inconsistent in any respect with the NEO’s position, authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than isolated, insubstantial and inadvertent actions not occurring in bad faith which are remedied, (iii) any failure by the Company to comply with any of the provisions of the change of control agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied, (iv) requiring the NEO to travel on business to a substantially greater extent than required immediately prior to the change of control, or (v) any purported termination of the NEO’s service other than as expressly permitted under the agreements, in all cases provided the NEO provides at least 90 days’ notice and allows the Company at least 30 days to cure.
If the NEO’s service is terminated by reason of his or her death or disability during the Service Period, in addition to any accrued amounts due to the NEO for services prior to separation, the Company will pay to the NEO or his or her legal representative (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years prior to the termination date, plus (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. These other benefits include, in the case of death, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives and, in the case of disability, other benefits at least equal to the most favorable of those generally provided by the Company to disabled NEOs and/or their families.
If the NEO is terminated voluntarily without good reason during the Service Period, the Company will pay to the NEO any accrued amounts due to the NEO for services prior to termination, plus (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years prior to the termination date, and (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. If the NEO is terminated for cause during the Service Period, the Company will pay to the NEO any accrued but unpaid base salary due to the NEO for services prior to termination, plus any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.
Consistent with the change of control agreements entered into previously, the NEOs agree to confidentiality provisions, provisions for non-disparagement, compensation clawback, return of documents and cooperation in defense of claims made by or against Littelfuse.
Executive Severance Policy
The Company adopted an Executive Severance Policy (the “Severance Policy”) on January 15, 2018.

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The Severance Policy provides severance protections to the senior leadership team holding titles of Senior Vice President or higher and any other key employee specifically designated as a participant by the Board. The severance protections provided by the Severance Policy apply to terminations occurring on or after January 15, 2018, and consist of the following:
◼	Severance benefits equal to a specified multiple of base salary and target annual bonus (2x for CEO, 1.5x for Executive Vice Presidents, and 1x for Senior Vice Presidents);
◼	Pro-rated actual annual bonus for the year of termination;
◼
Payment of premiums for continued group health coverage for a specified period (18 months for CEO and Executive Vice Presidents, and 12 months for Senior Vice Presidents), or, if shorter, the maximum period provided by law; and

◼	Continuation of perquisites through the end of the year of termination, and outplacement services for up to one year after the date of termination.
Provision of these severance benefits under the Severance Policy is conditioned upon the executive entering into a separation and release agreement with Littelfuse, which will include certain protections for Littelfuse such as a general release of claims, agreements not to disclose confidential information, and, for a specified period after the date of termination, (1) solicit employees or interfere with customer, vendor, and other relationships or (2) engage in competitive activities.
No severance is payable under the Severance Policy if termination of employment is for “cause” (as defined below), due to the executive’s death or disability, or if the executive voluntarily terminates employment for any reason. “Cause” is defined as set forth in the executive’s change of control agreement with Littelfuse as in effect at the time of termination or, in the absence of such an agreement, as determined by the Board, in its sole discretion.
Supplemental Plan Termination Provisions
Supplemental Plan account balances are at all times 100% vested, and each U.S. NEO is entitled to receive his or her Supplemental Plan account balance upon termination of employment, or if elected either (i) age 59½ or (ii) age 65 or the later of five years of service. The benefit is paid in a lump sum or installments over five years, as elected by the NEO. For purposes of the Potential Payments Upon Termination or Change in Control table below we have assumed that the account balances of the NEOs will be paid on termination of employment in a lump sum, although the NEO could have elected a different distribution date and form of payment in accordance with the Supplemental Plan.
Potential Payments upon Termination or Change in Control
Upon the termination of employment of a NEO, they may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination. The events that would trigger a NEO’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, and the timing of such payments are described in the following table. As each NEO is considered a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, upon separation of service the payments described below for the NEO’s Supplemental Plan balance would be subject to a six-month delay. The table below has been prepared assuming a termination date and, where applicable, a change of control date, of December 26, 2025, the last business day of our 2025 fiscal year, and a stock price of $262.11 per share, which was the closing price of our common stock on such date.

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Name	Voluntary Resignation or Retirement (1)	Resignation for Good Reason or Involuntary Termination other than for Cause within 2 years of a Change of Control (2)	Death (3)	Disability (4)	Termination for Cause (5)	Involuntary Termination other than for Cause, Death, Disability or Change of Control (6)
Gregory N. Henderson	$206,444	$23,748,352	$4,947,309	$3,947,309	$206,444	$6,527,696
David W. Heinzmann	$9,396,928	N/A	N/A	N/A	N/A	N/A
Abhishek Khandelwal	$2,167	$7,071,506	$1,663,208	$663,208	$2,167	$2,351,953
Meenal A. Sethna	N/A	N/A	N/A	N/A	N/A	$6,422,715
Ryan K. Stafford (7)	$5,347,941	$8,512,182	$3,475,739	$2,475,739	$1,063,936	$7,226,835
Chad Marak	N/A	N/A	N/A	N/A	N/A	$1,358,305
Deepak Nayar	$3,095,290	$5,870,315	$2,252,133	$1,252,133	$358,873	$4,849,514
Peter Kim	$82,684	$4,564,686	$1,949,401	$949,401	$82,684	$1,064,047

(1)
This amount represents, for Messrs. Stafford and Nayar, (i) the value of all unvested stock options (actual value to be determined upon exercise), (ii) the value of all unvested RSUs and related dividend equivalents, (iii) the value of all unvested PSUs and related dividend equivalents (with the number of PSUs shown based on target performance; the actual number of shares earned will be determined at the end of the applicable performance period), and (iv) the value of each NEO’s Supplemental Plan account balance. For Messrs. Henderson, Khandelwal, and Kim, this amount represents the value of each NEO’s Supplemental Plan account balance. Mr. Heinzmann retired from the Company effective August 10, 2025. The amount shown reflects actual payments and benefits provided upon retirement, including the accelerated value of unvested stock options as of termination date, unvested RSUs as of termination date, and his Supplemental Plan account balance as of the fiscal year ended 12/27/2025. Mr. Heinzmann’s actual payment related to his Supplemental Plan account balance is subject to Section 409A of the Internal Revenue Code and will be paid following a six-month delay, as required under 409A rules for specified employees.

(2)
This amount represents (i) two years of annual base salary (three years for Dr. Henderson) payable in a lump sum on the 30th day following separation of service, (ii) two times (three times for Dr. Henderson) the greater of the average AIP bonuses for the previous three years and the AIP target bonus for 2025 payable in a lump sum on the 30th day following separation of service, (iii) an amount equal to the greatest of the average AIP bonuses for three years, the AIP target bonus for 2025, and the AIP bonus for 2025 based on performance through separation of service payable in a lump sum on the 30th day following separation of service, (iv) the cost of two years of continued coverage under our group health and dental plans (three years for Dr. Henderson), and (v) the cost of outplacement services for two years, assuming the value of this benefit is 15% of the NEO’s annual base salary. In addition, this amount includes the value of all unvested stock options (actual value to be determined upon exercise), all unvested RSUs and related dividend equivalents which vest upon termination, all unvested PSUs and related dividend equivalents which vest upon termination, and the value of the NEO’s Supplemental Plan account balance. The value of PSUs is based upon the target number of shares; however, in accordance with the terms of the award, the actual number of shares subject to the PSU award upon a change of control will be determined based on the greater of the target level of performance and the actual level of performance measured through the date of the change of control. If the change of control and severance payments and benefits are above the threshold which triggers an excise tax under Section 280G of the Code, either the severance is reduced to the amount such that the excise tax is avoided or the full severance is paid with the excise tax imposed, whichever is more favorable to the executive on an after-tax basis.

(3)
This amount represents (i) life insurance coverage equal to the lesser of three times the executive’s annual base salary and $1,000,000, (ii) the value of all unvested stock options which vest upon termination (actual value to be determined upon exercise), (iii) the value of a pro-rata portion of all unvested RSUs and related dividend equivalents which vest upon termination, (iv) the value of a pro-rata portion of all unvested PSUs and related dividend equivalents which vest upon termination, with the number of PSUs included at the prorated target

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number of shares; upon termination, such prorated PSUs shall become immediately vested, with the number of shares determined based on the actual level of performance measured through the date of termination (as if the date of termination were the last day of the performance period), and (v) the NEO’s Supplemental Plan account balance.
(4)
This amount represents (i) the value of all unvested stock options which vest upon termination (actual value to be determined upon exercise), (ii) the value of a pro-rata portion of all unvested RSUs and related dividend equivalents which vest upon termination, (iii) the value of a pro-rata portion of all unvested PSUs and related dividend equivalents which vest upon termination, with the number of PSUs included at the prorated target number of shares ; upon termination, such prorated PSUs shall become immediately vested, with the number of shares determined based on the actual level of performance measured through the date of termination (as if the date of termination were the last day of the performance period), and (iv) the NEO’s Supplemental Plan account balance.

(5)	This amount represents the value of each NEO’s Supplemental Plan account balance.
(6)
This amount represents (i) severance benefits equal to a multiple of base and target annual bonus (2 times for Dr. Henderson, one and a half times for Mr. Khandelwal and Mr. Stafford, and one time for Messrs. Nayar and Kim), (ii) AIP target bonus for 2025, (iii) the cost of continued coverage under our group health and dental plans (eighteen months for Messrs. Henderson, Khandelwal and Stafford and twelve months for Messrs. Nayar and Kim), and (iv) the cost of outplacement services for one year, assuming the value of this benefit is 7.5% of the NEO’s annual base salary. In addition, this amount represents, for Messrs. Stafford and Nayar, (i) the value of all unvested stock options (actual value to be determined upon exercise), (ii) the value of all unvested RSUs and related dividend equivalents, (iii) the value of all unvested PSUs and related dividend equivalents (with the number of PSUs shown based on target performance; the actual number of shares earned will be determined at the end of the applicable performance period), and (iv) the value of each NEO’s Supplemental Plan account balance. For Messrs. Henderson, Khandelwal, Stafford, Nayar and Kim, this amount represents the value of each NEO’s Supplemental Plan account balance. For Ms. Sethna, who terminated employment on September 1, 2025, the amount includes actual payments and benefits received, consisting of one and a half times base salary and target annual bonus, pro-rated AIP for 2025, continued coverage under group health plans, the cost of outplacement services for one year, the value of unvested stock options as of her termination date, and the value of unvested RSUs through her termination date. The amount also includes her Supplemental Plan account balance as of fiscal year end 12/27/25. For Mr. Marak, who terminated employment on October 1, 2025, the amount includes actual payments and benefits received, consisting of one times base salary and target annual bonus, pro-rated AIP bonus for 2025, continued coverage under group health plans, the cost of outplacement services for one year, and his Supplemental Plan account balance as of fiscal year end 12/27/25. Ms. Sethna’s and Mr. Marak’s payment related to their Supplemental Plan account balance is subject to Section 409A of the Internal Revenue Code and will be paid following a six-month delay, as required under 409A rules for specified employees.

(7)
On January 7, 2026, the Company and Mr. Stafford agreed to Mr. Stafford’s separation from employment, effective April 30, 2026. In connection with his separation, Mr. Stafford is entitled to receive $1,968,305, composed of the following severance benefits: (i) one and a half times his base salary and target annual bonus, (ii) his 2026 AIP target bonus, (iii) the cost of continued coverage under the Company’s group health and dental plans for eighteen months, and (iv) the cost of outplacement services for eighteen months. In addition, Mr. Stafford will receive (v) accelerated vesting of 50% of the restricted stock units granted to him on January 23, 2025, (vi) the value of all unvested stock options (actual value to be determined upon exercise), (vii) the value of all unvested restricted stock units and related dividend equivalents, (viii) the value of all unvested performance stock units and related dividend equivalents (with the number of PSUs shown based on target performance; the actual number of shares earned will be determined at the end of the applicable performance period), and (ix) the value of his Supplemental Plan account balance subject to Section 409A of the Internal Revenue Code and will be paid following a six-month delay, as required under 409A rules for specified employees.

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CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information for the fiscal year 2025:
◼	the median of the annual total compensation of all employees of our company (other than Dr. Henderson, our Chief Executive Officer), was $17,578;
◼	the annual total compensation of Dr. Henderson, our Chief Executive Officer, was $19,783,359; and
◼
the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees, which represents a reasonable estimate calculated in accordance with SEC regulations and guidance, is 1,125 to 1.

We have concluded that there have been no material changes to our employee population or compensation arrangements since our 2024 pay ratio analysis that would affect our current pay ratio disclosure. As a result, we are utilizing the same median employee identified in our fiscal year 2024 pay ratio disclosure.
Methodology
◼
As of December 27, 2025, we had 15,794 employees of Littelfuse, Inc. and its consolidated subsidiaries, with 44% of these employees located in the Americas (including U.S., Canada, Mexico and Brazil), 13% located in Europe (primarily in Lithuania, France, United Kingdom and Germany), and 43% located in various countries in Asia-Pacific (primarily in China and the Philippines).

◼
After taking into consideration the adjustments permitted by the SEC rules, we have excluded 723 employees of Basler Electric, and 243 employees of the Dortmund fab, both of which were acquired during fiscal year 2025. As a result, our employee population for purposes of identifying our median employee consisted of 15,794 individuals. The majority of these employees are full-time (or full-time equivalent) employees, with less than 1% who are employed on a part-time basis.

◼
To find the median of the annual total compensation of all our employees (other than our Chief Executive Officer) as of December 27, 2025, we used the annual base pay, including salary or hourly wages, from our global payroll records. We annualized the compensation of all permanent employees who were hired in fiscal 2025 and remained employed at the end of fiscal 2025, although they did not work for the Company or its consolidated subsidiaries for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.

◼
Our median employee is a full-time, hourly employee located in the Americas, with a base salary of $9,446. Once the median employee was identified, we collected, from local HR, all other compensation elements, including overtime pay, productivity awards, and transportation and housing benefits to calculate the median employee’s total annual compensation in the amount of $17,578.

◼	All compensation components for non-U.S. employees were converted into U.S. dollars using fiscal year 2025 annually set internal exchange rates.
◼
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table included in this Proxy Statement on page 42 and incorporated by reference under Item 11 of Part III of our Annual Report.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to use estimates, assumptions, adjustments and statistical sampling. Accordingly, our pay ratio is an estimate calculated in accordance with Item 402(u) and may not be comparable to the pay ratios reported by other companies.

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POLICIES AND PRACTICES RELATED TO THE TIMING OF GRANTS OF CERTAIN EQUITY AWARDS
We prohibit our executive officers, directors, and certain designated employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit, and maintain a quarterly window where applicable individuals may not trade. The applicable individuals are permitted to enter into trading plans that are intended to comply with Rule 10b5-1 of the Exchange Act. The Compensation Committee does not take material, non-public information into account when determining the timing of equity awards, and we do not time the release of material, non-public information based on equity award grant dates.

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PAY VERSUS PERFORMANCE
The following table presents specified executive compensation and financial performance measures for the Company’s five most recently completed fiscal years.

Year	Summary Compensation Table Total for PEO (Henderson)	Compensation Actually Paid to PEO (Henderson) (1)	Summary Compensation Table Total for PEO (Heinzmann)	Compensation Actually Paid to PEO (Heinzmann) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (5)	Adjusted Earnings Per Share (6)
							Total Shareholder Return	Peer Group Total Shareholder Return (4)
2025	$19,595,398	$25,231,733	$831,485	($342,042)	$3,909,051	$3,895,752	$104.32	$236.57	($71.7)	$10.69
2024	N/A	N/A	$6,305,684	$3,800,367	$2,088,026	$1,408,345	$96.01	$176.57	$100.2	$7.97
2023	N/A	N/A	$6,641,506	$8,714,124	$2,044,741	$2,860,318	$107.85	$132.15	$259.5	$11.75
2022	N/A	N/A	$6,932,546	$1,230,392	$2,268,933	$327,118	$87.89	$103.42	$373.3	$17.26
2021	N/A	N/A	$6,170,131	$10,569,353	$2,155,166	$3,602,524	$124.46	$125.35	$283.8	$12.88

(1)
The table below outlines the amounts included as additions and deductions in the calculation of Compensation Actually Paid (CAP) for our Principal Executive Officer (PEO), Gregory N. Henderson, our current Chief Executive Officer who was a PEO during 2025 but not during fiscal years 2024, 2023, 2022, or 2021.

Year	Reported Summary Compensation Table total for PEO (Henderson)	Reported Value of Equity Awards			Equity Award Adjustments (a)			Compensation Actually Paid to PEO (Henderson)
	($)	($) Stock Awards - PSUs (b)	($) Stock Awards - RSUs (c)	($) Option Awards (d)	($) Stock Awards - PSUs (e)	($) Stock Awards (f)	($) Option Awards (g)	($)
2025	$19,595,398	$14,545,184	$2,275,057	N/A	$19,054,202	$3,407,774	($5,400)	$25,231,733
2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(a)
The methodology for estimating the fair value of performance share awards at each applicable measurement date is consistent with the Monte Carlo methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2025 Annual Reports on Form 10-K. The methodology for estimating the fair value of restricted stock unit awards is consistent with the methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2025 Annual Reports on Form 10-K. The methodology for estimating the fair value of stock option awards at each applicable measurement date is consistent with the Black Scholes methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2021-2025 Annual Reports on Form 10-K, with the exception of the expected life assumption. The expected life assumption used in estimating the stock option valuations noted above ranges from 1.78 to 3.86 years.

(b)
The reported value of performance share awards represents the grant date fair value of performance share awards as reported in the “Stock Awards - PSUs” column of the Summary Compensation Table for each applicable year, and includes dividend equivalents on unvested shares if applicable to that award.

(c)
The reported value of restricted stock awards represents the grant date fair value of restricted stock awards as reported in the “Stock Awards - RSUs” column of the Summary Compensation Table for each applicable year, and includes dividend equivalents on unvested shares if applicable to that award.

(d)	The reported value of option awards represents the grant date fair value of stock option awards as reported in the “Option Awards” column of the Summary Compensation Table for each applicable year.

2026 Proxy Statement	58

(e)	The performance share equity award adjustments incorporate the following additions (or subtractions, as applicable):
(i)	the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: $19,054,202
(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: (No PSUs were granted in prior years.)

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: (No PSUs were granted in prior years.)

(f)	The restricted stock equity award adjustments incorporate the following additions (or subtractions, as applicable):
(i)	the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: $3,407,430
(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: $12,915

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: ($12,571)

(g)	The option award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:
(i)
the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: (No option awards were granted in the current fiscal year.)

(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: $5,067

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: ($10,467)

(2)
The table below outlines the amounts included as additions and deductions in the calculation of Compensation Actually Paid (CAP) for our Principal Executive Officer (PEO), David W. Heinzmann, our former Chief Executive Officer who was a PEO during all the fiscal years in the table.

Year	Reported Summary Compensation Table total for PEO (Heinzmann)	Reported Value of Equity Awards		Equity Award Adjustments (a)		Compensation Actually Paid to PEO (Heinzmann)
	($)	($) Stock Awards - RSUs (b)	($) Option Awards (c)	($) Stock Awards - RSUs (d)	($) Option Awards (e)	($)
2025	$831,485	N/A	N/A	($399,525)	($774,002)	($342,042)
2024	$6,305,684	$2,459,382	$2,419,233	$1,988,796	$384,502	$3,800,367
2023	$6,641,506	$2,291,379	$2,304,434	$3,184,473	$3,483,958	$8,714,124
2022	$6,932,546	$1,960,305	$1,984,294	$361,791	($2,119,346)	$1,230,392
2021	$6,170,131	$1,715,931	$1,396,152	$2,936,037	$4,575,268	$10,569,353

(a)
The methodology for estimating the fair value of restricted stock unit awards is consistent with the methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2025 Annual Reports on Form 10-K. The methodology for estimating the fair value of stock option awards at each applicable measurement date is consistent with the Black Scholes

2026 Proxy Statement	59

methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2021-2025 Annual Reports on Form 10-K, with the exception of the expected life assumption. The expected life assumption used in estimating the stock option valuations noted above ranges from 0.50 to 4.02 years.
(b)
The reported value of restricted stock awards represents the grant date fair value of restricted stock awards as reported in the “Stock Awards - RSUs” column of the Summary Compensation Table for each applicable year.

(c)	The reported value of option awards represents the grant date fair value of stock option awards as reported in the “Option Awards” column of the Summary Compensation Table for each applicable year.
(d)	The restricted stock equity award adjustments incorporate the following additions (or subtractions, as applicable):
(i)
the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: (No RSUs were granted in the current fiscal year.); 2024: $2,547,919; 2023: $2,564,562; 2022: $1,870,840; 2021: $2,027,364

(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: (No RSUs were outstanding and unvested at the end of the fiscal year.); 2024: ($274,643); 2023: $382,942; 2022: ($780,780); 2021: $673,996;

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: $($399,525); 2024: ($284,480); 2023: $236,969; 2022: ($728,269); 2021: $234,677

(e)	The option award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:
(i)
the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: (No option awards were granted in the current fiscal year.); 2024: $2,074,960; 2023: $2,656,968; 2022: $1,816,846; 2021: $1,856,699

(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: (No option awards were granted in the current fiscal year.); 2024: ($1,065,770); 2023: $396,935; 2022: ($1,904,221); 2021: $2,124,028

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: ($774,002); 2024: ($624,688); 2023: $430,055; 2022: ($2,031,971); 2021: $594,541

(3)	The table below outlines the amounts included as additions and deductions in the calculation of compensation actually paid (CAP) for Non-PEO NEOs.

Year	Reported Summary Compensation Table Total for Non-PEO NEOs	Reported Value of Equity Awards			Equity Award Adjustments (a)			Compensation Actually Paid to Non-PEO NEOs
	($)	($) Stock Awards - PSUs (b)	($) Stock Awards - RSUs (c)	($) Option Awards (d)	($) Stock Awards - PSUs (e)	($) Stock Awards - RSUs (f)	($) Option Awards (g)	($)
2025(h)	$3,909,051	$981,628	$1,173,316	N/A	$1,329,607	$1,002,352	($190,314)	$3,895,752
2024(i)	$2,088,026	N/A	$655,283	$644,564	N/A	$529,439	$90,727	$1,408,345
2023(j)	$2,044,741	N/A	$590,901	$594,262	N/A	$874,386	$1,126,354	$2,860,318
2022(k)	$2,268,933	N/A	$536,076	$542,601	N/A	($29,073)	($834,065)	$327,118
2021(l)	$2,155,166	N/A	$649,769	$428,533	N/A	$1,067,878	$1,457,782	$3,602,524

(a)
The methodology for estimating the fair value of performance share awards at each applicable measurement date is consistent with the Monte Carlo methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2025 Annual Reports on

2026 Proxy Statement	60

Form 10-K. The methodology for estimating the fair value of restricted stock unit awards is consistent with the methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2025 Annual Reports on Form 10-K. The methodology for estimating the fair value of stock option awards at each applicable measurement date is consistent with the Black Scholes methodology as described in Note 12 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2021-2025 Annual Reports on Form 10-K, with the exception of the expected life assumption. The expected life assumption used in estimating the stock option valuations noted above ranges from 0.50 to 4.02 years.
(b)
The reported value of performance share awards represents the grant date fair value of performance share awards as reported in the “Stock Awards - PSUs” column of the Summary Compensation Table for each applicable year, and includes dividend equivalents on unvested shares if applicable to that award.

(c)
The reported value of restricted stock awards represents the grant date fair value of restricted stock awards as reported in the “Stock Awards - RSUs” column of the Summary Compensation Table for each applicable year, and includes dividend equivalents on unvested shares if applicable to that award.

(d)	The reported value of option awards represents the grant date fair value of stock option awards as reported in the “Option Awards” column of the Summary Compensation Table for each applicable year.
(e)	The performance share equity award adjustments incorporate the following additions (or subtractions, as applicable):
(i)	the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: $1,329,607
(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: (No PSUs were granted in prior years.)

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: (No PSUs were granted in prior years.)

(f)	The restricted stock equity award adjustments for stock in each applicable year include the addition (or subtraction, as applicable) of the following
(i)
the respective year-end estimated fair value of any equity awards granted in the applicable year that are both outstanding and unvested as of each year; 2025: $1,081,732; 2024: $678,873; 2023: $661,349; 2022: $511,609; 2021: $771,458

(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: $30,902 2024: ($71,744); 2023: $115,945; 2022: ($339,626); 2021: $235,855

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: ($36,892); 2024: ($77,690); 2023: $97,092; 2022: ($201,056); 2021: $60,565

(iv)
for all awards granted in prior years that failed to meet vesting conditions in the applicable year, the amount equal to the reduction in fair value due to forfeiture compared to the estimated fair value from the prior fiscal year; 2025: ($73,390)

(g)	The option award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:
(i)
the respective year-end estimated fair value of any equity awards granted in the applicable year that are outstanding and unvested as of each year; 2025: (No option awards were granted in the current fiscal year.); 2024: $552,838; 2023: $685,173; 2022: $496,813; 2021: $572,479

(ii)
the amount of change in estimated fair value as of the end of each applicable year as compared to the prior fiscal year for all awards granted in prior years that remain outstanding and unvested as of each year; 2025: $26,160; 2024: ($289,131); 2023: $110,705; 2022: ($795,064); 2021: $731,620

2026 Proxy Statement	61

(iii)
for all awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date compared to the estimated fair value from the prior fiscal year; 2025: ($159,212); 2024: ($172,980); 2023: $330,476; 2022: ($535,814); 2021: $153,683

(iv)
for all awards granted in prior years that failed to meet vesting conditions in the applicable year, the amount equal to the reduction in fair value due to forfeiture compared to the estimated fair value from the prior fiscal year; 2025: ($57,262)

(h)	For fiscal year 2025, the following NEOs are included in the calculation: Abhishek Khandelwal, Meenal A. Sethna, Ryan K. Stafford, Chad Marak, Deepak Nayar, and Peter Kim
(i)	For fiscal year 2024, the following NEOs are included in the calculation: Meenal A. Sethna, Ryan K. Stafford, Chad Marak, and Deepak Nayar
(j)	For fiscal year 2023, the following NEOs are included in the calculation: Meenal A. Sethna, Ryan K. Stafford, Maggie Chu, and Deepak Nayar
(k)	For fiscal year 2022, the following NEOs are included in the calculation: Meenal A. Sethna, Ryan K. Stafford, Maggie Chu, and Deepak Nayar
(l)	For fiscal year 2021, the following NEOs are included in the calculation: Meenal A. Sethna, Ryan K. Stafford, Maggie Chu, and Deepak Nayar
(4)
For years 2021 – 2025, the Peer Group used for Total Shareholder Return (TSR) is the group of companies consisting of the Dow Jones Electrical Components and Equipment Industry Group Index consistent with the peer group as disclosed in Item 5 in our 2025 Annual Report on Form 10-K.

(5)	Net (Loss) Income is shown in millions, as reported in our 2025 Annual Report on Form 10-K.
(6)	Company Selected Measure used is Adjusted Earnings Per Share. Adjusted Earnings Per Share (AIP EPS) is calculated as described for “AIP EPS” in footnote 1 on page 35.

2026 Proxy Statement	62

The following graphs illustrate the relationship of Compensation Actually Paid (CAP) for our PEOs and the average CAP for our Non-PEO NEOs in relationship to our Total Shareholder Return, Net Income and Adjusted EPS (the Company Selected Measure (CSM)). Additionally, the graphs also describe the relationship between our own TSR versus our peer group TSR. Compensation actually paid is influenced by numerous factors, including, but not limited to, share price volatility, new grant issuance and timing of vesting, as well as other factors

2026 Proxy Statement	63

The most important Financial Performance measures used by the Company to link Compensation Actually Paid to Company Performance for the most recently completed fiscal year for PEOs and Non-PEO NEOs are as follows:
(i)	Adjusted Earnings Per Share
(ii)	Corporate Sales
(iii)	Cash from Operations

2026 Proxy Statement	64

PROPOSAL NO. 3 – APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Subject to approval of the stockholders, the Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 26, 2026. The stockholders are being asked to approve and ratify such appointment. A representative of Deloitte will be available during the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.
Although approval and ratification of the Audit Committee’s appointment of Deloitte is not required, we value the opinions of our stockholders and believe that stockholder approval and ratification of the appointment is a good corporate governance practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its appointment of Deloitte. Even if this appointment is approved and ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Littelfuse and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 26, 2026
Audit Related Matters
Audit and Non-Audit Fees
The following table presents the approximate fees for professional audit services rendered by Deloitte & Touche LLP (the Company’s current auditor) and Grant Thornton LLP (the Company’s previous auditor) for the audit of our financial statements for professional services rendered for the fiscal years ended December 27, 2025 and December 28, 2024, respectively:

	Deloitte & Touche LLP Fiscal Year 2025	Grant Thornton LLP Fiscal Year 2025	Deloitte & Touche LLP Fiscal Year 2024	Grant Thornton LLP Fiscal Year 2024
Audit Fees (1)	$4,718,153	$75,000	$4,029,680	$150,000
Audit-Related Fees (2)	—	—	—	$35,674
Tax Fees (3)	$155,879	—	$146,900	—
All Other Fees (4)	$3,790	—	$3,790	—
Total	$4,877,822	$75,000	$4,180,370	$185,674

(1)	Includes fees related to U.S. GAAP audit and statutory audits of foreign subsidiaries in 2024, and in 2025, includes fees related to the 2025 10-K.
(2)	Includes fees related to audits of employee benefit plans in each year.
(3)	Includes fees related to tax, transfer pricing and expatriate tax advice and compliance in each year and other miscellaneous services.
(4)	Includes fees related to subscription access to Deloitte & Touche LLP’s on-line accounting research tool in each year.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services and the related fees are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services. The Chairperson of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre-approved, but he must report the pre-approval at the next meeting of the Audit Committee.

2026 Proxy Statement	65

REPORT OF THE AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities
Act of 1933, as amended, or the Exchange Act that might incorporate by reference filings, including this Proxy
Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the 2025 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee held 7 meetings during fiscal 2025.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 27, 2025, for filing with the SEC.

Audit Committee:

Kristina A. Cerniglia (Chairperson)
Gayla J. Delly
Maria C. Green
Anthony Grillo

2026 Proxy Statement	66

STOCKHOLDER PROPOSALS
Stockholder Proposals for Inclusion in the 2027 Proxy Statement. If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our proxy statement for the 2026 annual meeting, the proposal must be received at our principal executive offices, in writing, by November 14, 2026. All proposals should be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.
Our bylaws provide proxy access to eligible stockholders. The proxy access bylaw provision provides that a stockholder, or a group of up to twenty stockholders, that own three percent or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of (i) two directors or (ii) twenty percent of the Board. A stockholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement and ballot pursuant to Article II, Section 8 of our bylaws must be received at our principal executive offices, in writing by November 14, 2026 (i.e., no later than 120 days prior to the anniversary of the mailing of the Company’s proxy statement for the immediately preceding year).
Other Stockholder Proposals for Presentation at the 2027 Annual Meeting. Stockholders of record who do not submit a proposal for inclusion in our proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2027 annual meeting, must provide advance written notice to us in accordance with our bylaws. Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 21, 2027 for the 2027 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 22, 2027 for the 2027 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Additionally, stockholders of record who intend to solicit proxies in support of director nominees other than the Company’s nominees pursuant to SEC Rule 14a-19, must also provide the additional information required by SEC Rule 14a-19 no later than February 21, 2027, and must comply with certain other requirements set forth in our bylaws. The stockholder’s notice must contain detailed information specified in our bylaws and, if applicable, SEC Rule 14a-19, and should be addressed to our Corporate Secretary at 6133 North River Road, Suite 500, Rosemont, Illinois 60018. You may obtain a copy of our bylaws upon request by writing to the Corporate Secretary at our principal executive offices.
As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2027 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the address above by February 21, 2027.
The chairman of the 2027 annual meeting may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

2026 Proxy Statement	67

OTHER PROPOSED ACTIONS
We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Annual Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

2026 Proxy Statement	68

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LFUS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83868-P40522 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LITTELFUSE, INC.

The Board of Directors recommends you vote FOR each of the nominees in proposal 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kristina A. Cerniglia	☐	☐	☐
1b. Tzau-Jin Chung	☐	☐	☐
1c. Maria C. Green	☐	☐	☐
1d. Anthony Grillo	☐	☐	☐
1e. Gregory N. Henderson	☐	☐	☐
1f. Gordon Hunter	☐	☐	☐
1g. William P. Noglows	☐	☐	☐
1h. Holly B. Paeper	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. Approve and ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LITTELFUSE, INC.

Annual Meeting of Stockholders

Wednesday, April 22, 2026
8:30 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/LFUS2026

V83869-P40522

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
Wednesday, April 22, 2026

The stockholder(s) hereby appoint(s) Abhishek Khandelwal and Mark J. Reyes, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all the shares of Common Stock of Littelfuse, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Central Daylight Time on April 22, 2026, virtually at www.virtualshareholdermeeting.com/LFUS2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side